As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMBRATEL PARTICIPAÇÕES S.A.

(Exact name of Registrant as specified in its charter)
Embratel Holding Company
(Translation of registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Rua Regente Feijó, 166, Sala 1687-B
Rio de Janeiro, RJ — Brazil 20060-060
(55 21) 2121-8182
(Address and telephone number of Registrant’s principal executive offices)

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address and telephone number of agent for service)

Copy to:
Nicolas Grabar
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Proposed
Title of each class of	maximum aggregate	Amount of
securities to be registered	offering price(1)	registration fee
Common shares, without par value
Preferred shares, without par value(2)
Common share rights(3)
Preferred share rights or American Depositary Share rights(3)(4)

Total	U.S.$178,419,711.13	U.S.$21,000.00

(1)	Calculated on the basis of Rule 457(o) of the Securities Act of 1933, as amended. Offers and sales outside of the United States are being made pursuant to Regulation S and are not covered by this Registration Statement.

(2)	Includes preferred shares that may be offered and sold in the United States, including preferred shares in the form of American Depositary Shares, each of which represents 5,000 preferred shares of the Registrant and which are evidenced by American Depositary Receipts. The American Depositary Shares have been registered under a separate registration statement on Form F-6 (Registration No. 333-9472).

(3)	No separate consideration will be received for preferred share rights, American Depositary Share rights or common share rights.

(4)	American Depositary Share rights will be evidenced by American Depositary Share rights certificates.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED               , 2005

PROSPECTUS

Rights Offering of                Preferred Shares
in the form of Preferred Shares or American Depositary Shares and
Common Shares of

EMBRATEL PARTICIPAÇÕES S.A.

     In this rights offering, Embratel Participações S.A., or Embratel Holdings, is offering:

•	to holders of its preferred shares, the right to subscribe for new preferred shares;

•	to holders of American Depositary Shares, or ADSs, each representing 5,000 preferred shares of Embratel Holdings, the right to subscribe for new ADSs; and

•	to holders of its common shares, the right to subscribe for new common shares.

Offering to holders of ADSs

     We will grant one ADS right for every          ADSs you own of record on          , 2005. One ADS right will entitle you to purchase one new ADS at R$          per ADS. You will also have the opportunity to purchase additional ADSs, in the amounts described in this prospectus, at the same price if not all of the preferred share rights and ADS rights are exercised. Rights to subscribe for ADSs will expire at 5:00 p.m. (New York City time) on               , 2005.

Offering to holders of preferred shares

     We will grant one preferred share right for every                 preferred shares you own of record on               , 2005. One preferred share right will entitle you to purchase one new preferred share at R$               per 1,000 preferred shares. You will also have the opportunity to purchase additional shares in the amounts described in this prospectus at the same price if not all of the rights are exercised. Rights to subscribe for new preferred shares will expire at 6:00 p.m. (São Paulo time) on                 , 2005.

Offering to holders of common shares

     We will grant one common share right for every               common shares you own of record on               , 2005. One common share right will entitle you to purchase one new common share at R$               per 1,000 common shares. You will also have the opportunity to purchase additional shares in the amounts described in this prospectus at the same price if not all of the rights are exercised. Rights to subscribe for new common shares will expire at 6:00 p.m. (São Paulo time) on                , 2005.

     The ADSs trade on the New York Stock Exchange under the symbol “EMT,” the preferred shares trade on the São Paulo Stock Exchange under the symbol “EBTP4,” and the common shares trade on the São Paulo Stock Exchange under the symbol “EBTP3.” ADS rights are expected to trade on the New York Stock Exchange, and preferred share rights and common share rights are expected to trade on the São Paulo Stock Exchange. On December 22, 2004, the last reported sale price of the ADSs on the New York Stock Exchange was U.S.$9.93 per ADS, the last reported sale price of the preferred shares on the São Paulo Stock Exchange was R$5.35 per 1,000 preferred shares and the last reported sale price of the common shares on the São Paulo Stock Exchange was R$10.65 per 1,000 common shares.

     See “Risk Factors” beginning on page 20 to read about factors you should consider before investing in the preferred shares, ADSs or common shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2005.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, which we refer to as the SEC, a registration statement on Form F-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about our company, our shares and ADSs, you should refer to our registration statement and its exhibits. This prospectus summarizes the contents of contracts and other documents that we refer you to. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

     We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file reports electronically with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.embratel.com.br/ir.

     We provide annual reports in English to The Bank of New York, as depositary under the deposit agreement between us, the depositary and owners and beneficial owners of the American Depositary Receipts representing ADSs. We also furnish to the depositary in English all notices of meetings of holders of preferred shares and other reports and communications that are made generally available to holders of preferred shares. Upon our written request, the depositary will mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and make available to all holders of ADSs those notices and all other reports and communications received by the depositary in the same manner as we make these available to holders of preferred shares.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our amended annual report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 9, 2004 (File No. 1-14499), which we refer to as the “Form 20-F”;

•	our report on Form 6-K containing disclosure regarding recent developments in our business, results of operations and financial condition for the nine months ended September 30, 2004, furnished to the SEC on December 23, 2004, which we refer to as the “Form 6-K”;

•	the description of preferred shares and common shares and the description of American Depositary Receipts evidencing ADSs contained in our Form 20-F (File No. 001-14499), filed with the SEC on March 16, 1999, as amended by the Form 20-F and this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of preferred shares and ADSs that are identified in such reports as being incorporated into this prospectus.

     You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost. Requests may be written or oral and should be directed to the Investor Relations Department, Avenida Presidente Vargas, 1012, Rio de Janeiro, RJ, 20071-910, Brazil (telephone no: (55 21) 2121 6474).

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE RIGHTS OFFERING

     The terms and procedures of the rights offering are described in this prospectus under “Summary of the Rights Offering” and “The Rights Offering.” You may refer any questions regarding the rights offering, and may obtain copies of this prospectus and the documents incorporated by reference without charge from The Bank of New York, our ADS rights agent:

ADS Rights Agent
The Bank of New York
101 Barclay Street
New York, New York 10286
Telephone: (800) 507-9357

PRESENTATION OF FINANCIAL INFORMATION

     We have incorporated the following financial statements of Embratel Holdings by reference in this prospectus:

•	our audited consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the years ended December 31, 2003, 2002 and 2001, included in our Form 20-F; and

•	our unaudited condensed consolidated interim financial statements as of September 30, 2004, and for the nine months ended September 30, 2004 and 2003, included in our Form 6-K.

     We prepare our consolidated financial statements in accordance with the Brazilian corporate law method, which differs in certain material respects from generally accepted accounting principles in the United States, or U.S. GAAP. See Note 30 to our audited consolidated financial statements and Notes 29 and 30 to our unaudited condensed consolidated interim financial statements, each incorporated herein, for a summary of the differences between the Brazilian corporate law method and U.S. GAAP, and a reconciliation to U.S. GAAP of shareholders’ equity and net income (loss).

Other Information

     In this prospectus, except where otherwise specified or the context otherwise requires:

•	“We,” “us,” or “our” refers to Embratel Participações S.A. and its consolidated subsidiaries.

•	“Embratel Participações” or “Embratel Holdings” refers solely to Embratel Participações S.A.

•	“Embratel” refers to Empresa Brasileira de Telecomunicações S.A. — Embratel and its consolidated subsidiaries. Embratel is a stock corporation, or sociedade por ações, duly organized and existing under the laws of the Federative Republic of Brazil.

•	“Anatel” refers to Agência Nacional de Telecomunicações, the Brazilian federal telecommunications regulator.

•	“CVM” refers to the Comissão de Valores Mobiliários, the Brazilian Securities and Exchange Commission.

•	“Star One” refers to Star One S.A., the satellite subsidiary of Embratel.

•	“Telmex” refers to Teléfonos de México, S.A. de C.V.

•	“Vésper” refers to Vésper Holding São Paulo S.A. and Vésper Holding S.A. and their consolidated subsidiaries.

     Certain other terms are defined the first time that they are used in this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about the beliefs and expectations of our management, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Those statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	our direction and future operation;

•	the implementation of our principal operating strategies;

•	our acquisition or divestiture plans;

•	the implementation of our financing strategy and capital expenditure plans;

•	the escalation of competition to the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	the impact of Telmex’s acquisition of its stake in Embratel Holdings;

•	the performance of the Brazilian economy generally;

•	the exchange rates between Brazilian and foreign currencies;

•	the future impact of regulation;

•	the declaration or payment of dividends;

•	other factors or trends affecting our financial condition or results of operations;

•	the factors discussed in “Risk Factors;” and

•	other statements contained in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under “Risk Factors” in this prospectus and our reports filed with the SEC. Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

     You should not place undue reliance on forward-looking statements contained in this prospectus. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures, with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should read carefully this entire prospectus and the documents incorporated by reference.

Our Business

     We are one of Brazil’s largest telecommunications services providers, operating in domestic and international long-distance, data communications and local services. We reported net operating revenues of R$7,043 million and net income of R$224 million during 2003. In the first nine months of 2004, we reported net operating revenues of R$5,474 million and a net loss of R$126 million.

     We offer a full range of communications services to our customers throughout Brazil. Of our total revenues in 2003, approximately 60% were derived from corporate customers and the remainder from residential customers. Our principal service offerings include:

•	Long-distance services. We generate substantially all of our voice services revenue from domestic and international long-distance telephone services. Corporate customers generate the majority of our voice revenues.

•	Domestic long-distance. We provide intra-state, intra-regional and inter-regional long-distance telephone services to corporate, residential and cellular customers throughout Brazil. Our domestic long-distance telephone services generated R$4,052 million, or 57.5% of our total net operating revenues, in 2003 and R$3,011 million, or 55% of net operating revenues, in the first nine months of 2004.

•	International long-distance. We are one of the major providers of international long-distance telephone service in Brazil, and operate the largest long-distance telecommunications network in Latin America. We also have ownership interests in most of the major undersea cables between South America and the rest of the world through cable consortia. Our international long-distance telephone services accounted for R$856 million, or 12.2% of our total net operating revenues, in 2003 and R$566 million, or 10.3% of net operating revenue, in the first nine months of 2004.

•	Data communication services. We are one of Brazil’s major providers of data and Internet services. Our high-speed, reliable data transmission network, which incorporates fiber optic, digital microwave, satellite and copper transmission technology, allows us to provide a range of value-added broadband data services to a client base that includes a substantial majority of Brazil’s top 500 corporations. Data communication services accounted for R$1,756 million, or 24.9% of our total net operating revenues, in 2003 and R$1,272 million, or 23.2% of our total net operating revenues, in the first nine months of 2004.

•	Local and other services. Through Star One, we are Brazil’s leading provider of satellite services, with applications including broadcasting, broadband data and telephony, using our satellites in orbit. We began offering local services in 2002, and in December 2003 we acquired Vésper, a wireless local loop local telephone and broadband data operator with operations in São Paulo and 16 other Brazilian states, which enabled us to further expand and accelerate the rollout of these services. We also provide a variety of other services including text, sound and image transmission and maritime communications. Local and other services accounted for R$379 million, or 5.4% of our total net operating revenues, in 2003 and R$625 million, or 11.4% of our total net operating revenues, in the first nine months of 2004.

     Our principal executive offices are located at Rua Regente Feijó 166, Sala 1687-B, 20060-060 Rio de Janeiro, Brazil. Our telephone at this location is (55 21) 2121-8182.

Our Strategy

     We believe that our brand name, reputation for quality service, ownership of Brazil’s only nationwide network and technical capabilities provide us with a strong platform for growth. We will continue to use all available access technologies to create access solutions for reaching our target customers and to develop new service offerings. We will explore selective acquisition opportunities, try to capitalize on the local and broadband data opportunities and analyze ways to expand our last mile access network to broaden our existing services and develop complementary ones. We will continue to implement strategies that strengthen our capital structure and improve our operating efficiency by controlling costs and expenses, building our own access facilities, making targeted capital expenditures to address new markets and developing new technologies such as Next Generation Network and voice over Internet protocol.

     We believe that the capital increase will permit us to pursue our strategy by strengthening our financial position and increasing our financial flexibility. In particular, we expect to repay maturing debt, prepay some higher-cost debt and fund working capital needs and capital expenditures. A stronger balance sheet would give us the ability to react to competitive developments and new opportunities as they arise. Although no transaction has yet been proposed, we anticipate having the opportunity to acquire other Brazilian assets that Telmex already owns or is in the process of purchasing. We have not yet evaluated the strategic advantages to owning these assets, but we believe there might be complementarity with our strategy of expanding our last mile network and possible synergies with our current business.

Recent Developments

     For information regarding recent developments in our business, results of operations and financial condition for the nine months ended September 30, 2004, please refer to our Form 6-K.

SUMMARY OF THE RIGHTS OFFERING

     We are offering up to               preferred shares, in the form of preferred shares or ADSs, and up to               common shares in a rights offering to holders of our preferred shares, ADSs representing our preferred shares, and our common shares.

Offering to Holders of ADSs

ADS rights offering	You will receive one ADS right for every ADSs you hold on the ADS record date. One ADS right will entitle you to purchase one new ADS. You will only receive a whole number of ADSs. Fractional new ADSs will not be issued, and entitlements to new ADSs will be rounded down to the nearest whole number. The ADS rights agent will aggregate and arrange for the sale of any fractional entitlements to new ADSs (or the underlying preferred share rights) and will distribute the net proceeds, if any, of such sale to the ADS holders entitled to them.

ADS record date	, 2005.

ADS rights exercise period	From , 2005 through 5:00 p.m. (New York City time) on , 2005.

ADS subscription price	R$ per ADS, equivalent to the subscription price per 1,000 preferred shares adjusted to reflect the ratio of 5,000 preferred shares per ADS. You must make the ADS subscription payment in U.S. dollars.

In order to exercise your ADS rights, you must pay to the ADS rights agent the estimated ADS subscription payment of U.S.$ per ADS, which is the ADS subscription price of R$ per ADS translated into U.S. dollars at the Central Bank of Brazil’s commercial selling rate of R$ = U.S.$1.00 on , 2005, plus an additional 7% which represents an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, conversion expenses, ADS issuance fees of the depositary of up to U.S.$0.05 per new ADS and financial transaction taxes in Brazil. When you exercise your ADS rights, you must also pay the ADS rights agent U.S.$ per ADS for any additional ADSs that you wish to subscribe for should any unsubscribed preferred shares be reoffered to the depositary after the expiration of the initial share rights exercise period. You will bear the risk of all exchange rate fluctuations relating to the exercise of your ADS rights.

If the amount of the estimated ADS subscription payment you paid to the ADS rights agent is insufficient to pay the ADS subscription price in reais plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for or are allocated, the ADS rights agent will pay the deficiency to the extent the deficiency does not exceed 20% of your payment. You will need to reimburse the ADS rights agent for the amount of any deficiency financed by the ADS rights agent prior to your receiving any new ADSs.

If the amount of the ADS subscription payment in U.S. dollars you made to the ADS rights agent is more than the subscription price plus conversion expenses, ADS issuance fees and financial transaction taxes, the ADS rights agent will pay you the excess without interest.

Procedure for exercising ADS rights	If you hold ADSs directly, you may exercise your ADS rights during the exercise period by delivering a properly completed ADS rights certificate and full payment of the estimated ADS subscription payment for the new ADSs to the ADS rights agent prior to 5:00 p.m. (New York City time) on , 2005.

If you hold ADSs through The Depository Trust Company, you may exercise your ADS rights by timely delivering to the ADS rights agent completed subscription instructions through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure accompanied by payment in full of the estimated ADS subscription payment.

If you are a beneficial owner of ADSs and wish to exercise your ADS rights, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise.

We provide more details on how to exercise ADSs rights under “The Rights Offering — Offering to ADS Holders.”

Exercise of ADS rights irrevocable	The exercise of ADS rights is irrevocable and may not be cancelled or modified.

Unexercised rights	If you do not exercise your ADS rights within the ADS rights exercise period, they will expire and you will have no further rights.

Reoffering of additional ADSs	If you are exercising your ADS rights in the ADS rights offering, you may subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase. You must indicate the number of additional ADSs for which you wish to subscribe, and pay the estimated ADS subscription payment in U.S. dollars for these additional ADSs, when you exercise your ADS rights in the initial ADS rights exercise period. Following the expiration of the initial share rights exercise period, to the extent unsubscribed preferred shares are reoffered to the depositary in consecutive reoffering rounds, you will be allocated your pro rata portion of these shares in the form of additional ADSs. If the number of additional ADSs available is not sufficient to satisfy your subscription in full, the estimated ADS subscription payment related to any additional ADSs not delivered will be returned to you without interest. We cannot guarantee that you will receive any of the additional ADSs for which you subscribe.

Depositary	The Bank of New York.

ADS rights agent	The Bank of New York.

Listing	The ADSs are listed on the New York Stock Exchange under the symbol “EMT.” The ADS rights are expected to be listed on the New York Stock Exchange during the ADS rights trading period.

ADS rights trading period	From , 2005 through , 2005.

Delivery of new ADRs	The Bank of New York will deliver new ADRs evidencing the new ADSs subscribed in the rights offering as soon as practicable after receipt of the underlying new preferred shares by the custodian.

ADS issuance fee	Subscribing holders will be charged an ADS issuance fee of up to U.S.$0.05 per new ADS issued, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each holder’s subscription.

New ADSs	Your specific rights in the new ADSs and in the preferred shares underlying the new ADSs are set out in a deposit agreement among us, The Bank of New York, as depositary, and the owners and beneficial owners of ADRs. To understand the terms of the ADSs, you should read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     For additional information regarding the rights offering to holders of our ADSs, see “The Rights Offering — Offering to Holders of ADSs,” which also contains a summary timetable containing some important dates relating to the ADS rights offering.

Offering to Holders of Preferred Shares

Preferred share rights offering	You will receive one preferred share right for every preferred shares you hold on the share record date. One preferred share right will entitle you to purchase one new preferred share. You will only receive a whole number of preferred share rights.

Share record date	, 2005.

Share rights exercise period	From , 2005 through 6:00 p.m. (São Paulo time) on , 2005.

Preferred share subscription price	R$ per 1,000 shares.

Procedure for exercising preferred share rights	You may exercise your preferred share rights by delivering to your broker or custodian instructions and full payment of the preferred share subscription price for the new preferred shares being purchased.

Exercise of share rights irrevocable	The exercise of preferred share rights is irrevocable and may not be cancelled or modified.

Unexercised rights	If you do not exercise your preferred share rights within the share rights exercise period, they will expire and you will have no further rights.

Reoffering of unsubscribed shares	If you are exercising your preferred share rights, you may indicate an interest in purchasing additional shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase. Following the expiration of the initial share rights exercise period, we will reoffer any unsubscribed shares in consecutive reoffering rounds to those holders that indicated an interest in purchasing additional shares. You will then have an opportunity to purchase unsubscribed shares based on the ratio of the number of preferred shares you purchased upon exercise of your preferred share rights over the total number of preferred shares and common shares purchased by all shareholders in the previous offering round.

If any shares remain unsubscribed following two reoffering rounds, we may continue to conduct reoffering rounds, or we may offer any remaining shares in a public auction at the São Paulo Stock Exchange in which persons other than our shareholders may participate. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Shares.”

Listing	The preferred shares are listed on the São Paulo Stock Exchange under the symbol “EBTP4.” Preferred share rights are expected to be listed on the São Paulo Stock Exchange during the share rights trading period.

Share rights trading period	From , 2005 through , 2005.

Delivery of new shares	We expect to deliver the new preferred shares subscribed in this rights offering on or about , 2005.

     For additional information regarding the rights offering to holders of our preferred shares, see “The Rights Offering — Offering to Holders of Preferred Shares” which also contains a summary timetable containing some important dates relating to the preferred share rights offering.

Offering to Holders of Common Shares

Common share rights offering.	You will receive one common share right for every common shares you hold on the share record date. One common share right will entitle you to purchase one new common share. You will only receive a whole number of common share rights.

Share record date.	, 2005.

Share rights exercise period	From , 2005 through 6:00 p.m. (São Paulo time) on , 2005.

Common share subscription price	R$ per 1,000 shares.

Procedure for exercising common share rights	You may exercise your common share rights by delivering to your broker or custodian instructions and full payment of the common share subscription price for the new common shares being purchased.

Exercise of share rights irrevocable	The exercise of common share rights is irrevocable and may not be cancelled or modified.

Unexercised rights	If you do not exercise your common share rights within the share rights exercise period, they will expire and you will have no further rights

Reoffering of unsubscribed shares	If you are exercising your common share rights, you may indicate an interest in purchasing additional shares in excess of the number of common shares that your common share rights entitle you to purchase. Following the expiration of the initial share rights exercise period, we will reoffer any unsubscribed shares in consecutive reoffering rounds to those holders that indicated an interest in purchasing additional shares. You will then have an opportunity to purchase unsubscribed shares based on the ratio of the number of common shares you purchased upon exercise of your common share rights over the total number of common shares and preferred shares purchased by all shareholders in the previous offering round.

If any shares remain unsubscribed following two reoffering rounds, we may continue to conduct reoffering rounds, or we may offer any remaining shares in a public auction at the São Paulo Stock Exchange in which persons other than our shareholders may participate. See “The Rights Offering — Offering to Holders of Common Shares — Reoffering of Unsubscribed Shares.”

Listing	The common shares are listed on the São Paulo Stock Exchange under the symbol “EBTP3.” Common share rights are expected to be listed on the São Paulo Stock Exchange during the share rights trading period.

Share rights trading period	From , 2005 through , 2005.

Delivery of new shares	We expect to deliver the new common shares subscribed in this rights offering on or about , 2005.

     For additional information regarding the rights offering to holders of our common shares, see “The Rights Offering — Offering to Holders of Common Shares” which also contains a summary timetable containing some important dates relating to the common share rights offering.

Intention of Controlling Shareholder in the Rights Offering

     As of December 22, 2004, Telmex owns 90.3% of our common shares. Telmex has indicated that, depending on market conditions, it intends to exercise its right to subscribe fully for all of the common shares to which it is entitled in the rights offering. Telmex has also indicated that, depending on market conditions, it intends to subscribe for any remaining common shares and preferred shares to which it is entitled in the reoffering rounds and may purchase additional shares in any public auction that may be held with respect to the shares that remain unsubscribed after the reoffering rounds. Telmex is not obligated to purchase any shares, and it may determine not to do so.

TIMETABLE

Board of directors meeting approving the capital increase and the share rights offering
Publication of notice to shareholders in Brazil Share record date — date for determining holders of shares receiving share rights
“When issued” trading of ADS rights expected to commence on the New York Stock Exchange on or about
Trading of ADSs “ex-ADS rights” expected to begin on the New York Stock Exchange on or about
ADS record date — date for determining holders of ADSs receiving ADS rights
Share rights commencement date — beginning of period during which share rights holders can subscribe for new shares
Trading of preferred share rights and common share rights expected to begin on the São Paulo Stock Exchange
ADS rights certificates sent to ADS holders on or about
ADS rights commencement date — beginning of period during which ADS rights holders can subscribe for new ADSs
Trading of ADS rights on a “regular way” basis expected to begin on the New York Stock Exchange
Trading of ADS rights ends on the New York Stock Exchange
Trading of preferred share rights and common share rights ends on the São Paulo Stock Exchange
ADS rights expiration date — end of period during which ADS rights holders can subscribe for new ADSs, 5:00 p.m. (New York City time)
Share rights expiration date — end of period during which share rights holders can subscribe for new shares, 6:00 p.m. (São Paulo time)
Announcement of shares to be available in the first reoffering round
Commencement date of first reoffering round of unsubscribed shares on or about
Deadline for preferred and common shareholders to subscribe for allocated shares in the first reoffering round
Announcement of shares to be available in the second reoffering round
Commencement date of second reoffering round of unsubscribed shares on or about.
Deadline for preferred and common shareholders to subscribe for allocated shares in the second reoffering round
Completion of additional reoffering rounds or a public auction at the São Paulo Stock Exchange of remaining unsubscribed shares, if necessary, no later than
Meeting of our board of directors to ratify the capital increase
New preferred and common shares expected to be delivered on or about
Trading of new preferred and common shares expected to begin on the São Paulo Stock Exchange on or about
ADRs evidencing new ADSs expect to be delivered as soon as practicable after
Trading of new ADSs expected to begin on the New York Stock Exchange on or about

SELECTED FINANCIAL DATA

     The information in this section should be read in conjunction with the consolidated financial statements of Embratel Holdings, and the notes thereto, incorporated in this prospectus. Those consolidated financial statements have been prepared in accordance with the Brazilian corporate law method, which differs in certain respects from U.S. GAAP. See Note 30 to our audited consolidated financial statements and Notes 29 and 30 to our unaudited condensed consolidated interim financial statement, each incorporated herein.

Annual Financial Information

     The data in this section for each of the years in the five-year period ended December 31, 2003 have been derived from our audited consolidated financial statements. The information below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and notes thereto and “Item 5. Operating and Financial Review and Prospects” in our Form 20-F.

	Year Ended December 31,
	1999		2000		2001		2002		2003
			(in millions of reais, except share data)
INCOME STATEMENT DATA
Brazilian Corporate Law Method
Net operating revenue(1)	R$	5,514	R$	6,938	R$	7,735	R$	7,372	R$	7,043
Cost of services(1)(2)		(3,950)		(4,623)		(5,229)		(5,001)		(4,715)

Gross profit		1,564		2,315		2,506		2,371		2,328
Operating income (expenses):
Selling expenses		(426)		(795)		(1,579)		(1,095)		(789)
General and administrative expenses(3)(6)		(423)		(646)		(920)		(995)		(984)
Other operating income (expenses), net		65		(12)		(3)		31		75

Operating income before financial income (expense)		780		862		4		312		630
Financial income		327		203		192		519		140
Financial expense(6)		(651)		(443)		(890)		(2,071)		(300)

Operating income (loss)		456		622		(694)		(1,240)		470
Extraordinary non-operating income — ILL(4)		—		—		—		198		—
Non-operating income (expense)		(38)		111		(76)		11		(70)

Income (loss) before income taxes and minority interest		418		733		(770)		(1,031)		400
Income tax and social contribution benefit (expense)		(1)		(145)		222		414		(137)

Income (loss) before minority interest		417		588		(548)		(617)		263
Minority interest(5)		(5)		(11)		(6)		(9)		(39)

Net income (loss)	R$	412	R$	577	R$	(554)	R$	(626)	R$	224

Net income (loss) per thousand shares outstanding:
Common shares	R$	1.24	R$	1.73	R$	(1.66)	R$	(1.88)	R$	0.67
Preferred shares		1.24		1.73		(1.66)		(1.88)		0.67

	Year Ended December 31,
	1999	2000	2001	2002	2003
		(in millions of reais, except share data)
OTHER FINANCIAL INFORMATION
Brazilian Corporate Law Method
Depreciation and amortization	R$733	R$857	R$1,062	R$1,142	R$1,153
Interest income	161	149	92	181	244
Interest expense and other(7)	(102)	(231)	(341)	(441)	(510)
Monetary and foreign exchange variation, net	(383)	(158)	(449)	(1,292)	106

	As of and for the Year Ended December 31,
	1999		2000		2001		2002		2003
			(in millions of reais, except share data)
BALANCE SHEET DATA:
Brazilian Corporate Law Method
Cash and cash equivalents	R$	357	R$	423	R$	652	R$	887	R$	1,719
Property, plant and equipment, net		6,958		7,467		7,849		7,796		7,194
Total assets		9,653		11,762		12,458		12,846		12,968
Loans and financing — current portion		602		882		1,080		2,566		1,217
Loans and financings — non-current portion		879		1,364		2,648		2,325		3,373
Net assets		5,718		6,082		5,347		4,720		4,875
Paid-in capital		2,134		2,134		2,274		2,274		2,274
Quantity of outstanding shares (millions)		332,914		332,919		332,932		332,629		333,419
INCOME STATEMENT DATA:
U.S. GAAP
Gross revenues	R$	7,011	R$	9,153	R$	10,329	R$	9,488	R$	9,155
Cost of services (including gross receipts taxes)		(5,447)		(6,837)		(7,823)		(7,117)		(6,827)

Operating income (loss)		828		909		49		528		566
Net income (loss)	R$	425	R$	659	R$	(464)	R$	(678)	R$	382

Net income (loss) per thousand shares - basic and diluted:
Common shares	R$	1.28	R$	1.98	R$	(1.39)	R$	(2.04)	R$	1.15
Preferred shares		1.28		1.98		(1.39)		(2.04)		1.15
Weighted average quantity of shares outstanding:
Common shares (millions)		124,369		124,369		124,369		124,369		124,369
Preferred shares (millions)		209,035		208,548		208,562		208,412		208,411
Cash dividend paid per thousand shares:
Common shares (in reais)		—	R$	0.4239	R$	0.5674		—		—
Common shares (in U.S. dollars)(8)		—	U.S.$	0.2168	U.S.$	0.2446		—		—
Preferred shares (in reais)	R$	0.3830	R$	0.4239	R$	0.5674		—		—
Preferred shares (in U.S. dollars)(8)	U.S.$	0.2141	U.S.$	0.2168	U.S.$	0.2446		—		—
BALANCE SHEET DATA:
U.S. GAAP
Cash and cash equivalents	R$	276	R$	381	R$	652	R$	887	R$	1,719
Property, plant and equipment, net		7,236		7,863		8,410		8,323		7,676
Total assets		10,107		12,252		13,119		13,859		13,653
Loans and financing — current portion		1,206		882		1,080		2,975		835
Loans and financing — non-current portion		275		1,364		2,648		2,416		3,712
Net assets		5,787		6,280		5,755		5,077		5,476
Paid-in capital		2,134		2,134		2,274		2,274		2,274
Quantity of outstanding shares — weighted average number of shares outstanding (millions)		333,404		332,917		332,931		332,781		332,780

(1)	Beginning in 2003, we began to report international long-distance revenues gross of the settlement amounts payable to foreign carriers, which are now recorded in cost of services. Previously, these revenues were reported net of settlement. This reclassification was made to align our presentation with recent changes in telecommunications market practices and to facilitate comparability with other companies in our industry. Prior periods have been reclassified for purposes of comparability.

(2)	Cost of services is presented in accordance with the Brazilian corporate law method and, accordingly, includes depreciation and amortization charges in addition to interconnection and facilities fees, personnel expenses, third party services and other miscellaneous costs of providing services. See “Item 5. Operating and Financial Review and Prospects” in our Form 20-F.

(3)	Employees’ profit sharing expense was reallocated beginning in 2002 to general and administrative expense in the statements of income for the period, by us and by our subsidiaries, as determined by the CVM Circular Letter CVM/SEP/SNC No. 01/2003, issued on January 16, 2003. For comparative purposes, operating income (loss) before financial income (expense), operating income (loss) and income (loss) before income taxes and minority interest for prior periods also reflect such reallocations.

(4)	Extraordinary non-operating income — ILL refers to recognition of a tax credit related to the federal government’s imposition from 1989 to 1992 of a tax on certain profits that had not been distributed. From 1989 through 1992, we paid this tax in accordance with the provisions of tax legislation then in effect. In 1996, the Brazilian Supreme Court ruled that ILL was unconstitutional, since undistributed profits do not represent a taxable event. Based on this court decision, we sought a tax credit to the court in 1999 and received the final decision affirming the tax credit in 2002.

(5)	Minority interests represent the portion of net income (loss) attributable to minority shareholders in Embratel and Star One.

(6)	Expenses related to banking and letters of credit, PIS and COFINS levies on financial income and CPMF Tax were reallocated beginning in 2003 to financial expense from general and administrative expense in our statements of income (loss). For comparative purposes, each of the prior periods has been restated to reflect this reallocation.

(7)	Other financial expenses include banking and letters of credit, PIS and COFINS levies on financial income and CPMF Tax, and totaled R$21 million in 1999, R$52 million in 2000, R$68 million in 2001, R$95 million in 2002, and R$75 million in 2003.

(8)	Calculated using exchange rate of reais per U.S. dollar at period end. See “Exchange Rates.”

Interim Financial Information

     The summary consolidated financial data set forth below have been derived from our unaudited condensed consolidated interim financial statements, which are incorporated herein. In the opinion of our management, the financial data set forth below include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of consolidated financial condition and results of operations as of the dates and for the periods specified. Results for the first nine months are not, however, necessarily indicative of results to be expected for the full year.

	As of and for the nine-
	month period ended
	September 30,
	2003		2004
	(in millions of reais, except share data)
INCOME STATEMENT DATA
Brazilian Corporate Law Method
Net operating revenue	R$	5,169	R$	5,474
Cost of services(1)		(3,468)		(3,772)
Gross profit		1,701		1,702

Operating income (expenses):
Selling expenses		(585)		(650)
General and administrative expenses		(740)		(905)
Other operating income, net		60		22

Operating income before financial income (expense)		436		169
Financial income		92		221
Financial expense		(87)		(546)

Operating income (loss)		441		(156)
Extraordinary non-operating income — ILL(2)		—		107
Non-operating expense, net		(166)		(10)

Income (loss) before income taxes and minority interest		275		(59)
Income tax and social contribution expense		(95)		(42)

Income (loss) before minority interest		180		(101)
Minority interest(3)		(25)		(25)

Net income (loss)	R$	155	R$	(126)

Net income (loss) per thousand shares outstanding:
Common shares		0.44		(0.38)
Preferred shares		0.48		(0.38)
INCOME STATEMENT DATA
U.S. GAAP
Net income (loss)	R$	329	R$	(134)
Net income (loss) per thousand shares — basic and diluted:
Common shares		0.99		(0.40)
Preferred shares		0.99		(0.40)
OTHER FINANCIAL INFORMATION
Brazilian Corporate Law Method
Depreciation and amortization	R$	865	R$	867
Interest income		182		211
Interest expense and other		(366)		(437)
Monetary and foreign exchange variation, net		189		(99)

	As of and for the nine-month period ended
	September 30,
	2004
	(in millions of reais, except share data )
BALANCE SHEET DATA
Brazilian Corporate Law Method
Cash and cash equivalents	R$	804
Property, plant and equipment, net		6,760
Total assets		11,855
Loans and financing — current portion		1,468
Loans and financings — non-current portion		2,177
Net assets		4,739
Paid-in capital		2,274
Shareholders’ equity		4,739
Quantity of outstanding shares (millions)		332,791
BALANCE SHEET DATA
U.S. GAAP
Shareholders’ equity	R$	5,244

(1)	Cost of services is presented in accordance with the Brazilian corporate law method and, accordingly, includes depreciation and amortization charges in addition to interconnection and facilities fees, personnel expenses, third party services and other miscellaneous costs of providing services. See “Item 5. Operating and Financial Review and Prospects” in our Form 20-F.

(2)	Extraordinary non-operating income — ILL refers to recognition of a tax credit related to the federal government’s imposition from 1989 to 1992 of a tax on certain profits that had not been distributed. From 1989 through 1992, we paid this tax in accordance with the provisions of tax legislation then in effect. In 1996, the Brazilian Supreme Court ruled that ILL was unconstitutional, since undistributed profits do not represent a taxable event. Based on this court decision, we sought a tax credit to the court in 1999 and received the final decision affirming the tax credit in 2002.

(3)	Minority interests represent the portion of net income (loss) attributable to minority shareholders in Embratel and Star One.

RISK FACTORS

Risks Related to our Business and the Brazilian Telecommunications Industry

Changes in the Brazilian telecommunications regulatory environment could adversely affect our business.

     The adoption of new telecommunications regulations since and in connection with the privatization of the Telebrás System, in 1998, has led to broad changes in the operating, regulatory and competitive environment for Brazilian telecommunications. In particular, the changes have led to introduction of competition in the provision of all telecommunications services. As we have become subject to competition, we have lost market share in domestic and international long-distance voice communications, and we may continue to lose market share. We cannot predict the effects of further regulatory changes on our business, financial condition, results of operations or prospects. In reviewing historical information and in evaluating our future financial and operating performance, you should consider carefully the extensive changes in the structure and regulation of our industry.

We operate in a highly competitive industry with participants that have significant resources and customers, which could intensify price competition and limit our ability to increase our market share.

     If we are unable to compete effectively, we may experience price reductions, lower revenue, underutilization of our services, reduced operating margins and loss of market share. Some of our competitors in certain markets where we operate have, and some potential competitors may have, competitive advantages including the following:

•	local presence, infrastructure and capillarity;

•	networks directly connected to each home and business;

•	potentially greater financial, technical, marketing and other resources;

•	lower interconnection costs with other networks; and

•	well-established relationships with customers.

We are subject to regulatory limitations on the prices we can charge for our domestic and international long-distance services.

     Our basic domestic and international long-distance tariffs are subject to final approval by Anatel, to which we submit requests for rate adjustments. Our concessions provide for a price-cap mechanism to set and adjust rates on an annual basis. We are subject to comprehensive regulations that limit our ability to set tariffs for our services. These regulations may limit our ability to raise prices or may render some kinds of customer traffic unprofitable.

We are at a disadvantage relative to certain of our competitors that control local access networks.

     In order to complete long-distance telephone calls, we typically must pay originating access charges to the local telephone service provider of the caller placing the call and terminating access charges to the telephone user being called. The Brazilian Telecommunications Law and the concession contracts for local services oblige local service providers to treat all long-distance operators on an equal basis. This means that local service providers should charge their own long-distance service provider the same interconnection rate charged to competitors like Embratel. In addition, the Brazilian Telecommunications Law prohibits cross-subsidies between local and long-distance services, so that if a local service provider were to charge its own long-distance provider a lower interconnection rate than the one charged to us, it would be engaging in an anti-competitive practice under the law. However, since some companies own both local and long-distance licenses, proving discriminatory pricing and cross-subsidies may be difficult and Anatel may not have sufficient means to audit and prove such practices. As a result, while we must pay access charges to the local service provider, a local service provider may allow its own long-distance provider to effectively avoid payment of such charges. Although we have demanded and will continue to demand that Brazil’s competitive regulation be fully enforced to prevent local service providers from allowing their long-distance providers to sell long-distance services below cost, there can be no assurance that we will be successful in achieving such enforcement and we may suffer anti-competitive behavior in certain segments of the long-distance market.

Most of our basic voice services are sold on a per call basis. This makes it easier for customers to switch providers, which could lead us to lose business.

     Under Brazilian regulations, telephone customers can select their basic domestic and international long-distance carrier on a per call basis. We cannot assure you that our customers will remain loyal to us. If a significant number of our customers were to switch to another company for the provision of their telecommunication services, it could have a material adverse impact on our business and financial condition.

If we are unable to successfully combat fraudulent use of our network and successfully manage the collections process, our bad debt expense could increase, which would harm our operating cash flow.

     We have experienced high levels of bad debt expense, in part, because we are required to provide access to our network to all customers without any assurance that they are creditworthy users. Only after billing customers and failing to receive payment are we able to take action to block the line of the user. Over the past year, we have implemented a number of measures to reduce our bad debt expense, including:

•	blocking procedures;

•	the use of third-party credit collection firms;

•	a new Customer Data System (CDS) that allows us to accelerate the processing of customer information received from the local telephone companies and to reduce and better track errors; and

•	co-billing arrangements with local telephone operators so that customers may receive their long-distance bill through their local carrier with whom they presumably have a more established relationship.

We cannot assure you that these strategies will continue to be effective in combating the fraudulent use of our network or in enabling us to recover unpaid amounts billed for use of our networks, or that efforts that have proved effective in our traditional business will be equally effective in new markets such as SMP mobile calls and local services. Our level of bad debt expense may increase in the future, which could harm our profitability and cash flow.

The concessions granted by Anatel that allow us to provide domestic and international long-distance expire in 2005 and the new concession agreements have not yet been signed.

     We offer our domestic and international long-distance services and satellite services under concessions from Anatel and operate our satellite business under an authorization from Anatel. Our current domestic and international long-distance service concessions and our current satellite authorization each expire on December 31, 2005. Our domestic and international long-distance service concessions may be renewed for an additional 20 years, and our satellite authorization may be renewed for 15 years, in each case, subject to certain conditions. In June 2003, Anatel announced the general terms under which the renewal concessions would be granted, and we have formally notified Anatel of our agreement to these terms and our intention to renew our concession contracts. We have also requested the renewal of our satellite authorization but have not yet received it. We cannot assure you that the new concession agreements will be executed or that new authorizations will be granted. Revocation of such concessions or authorizations would have a severe adverse effect on us and our financial condition, given that a substantial majority of our business relies on such concessions and authorizations.

We are obligated to meet certain quality of service goals and maintain quality of service standards. Failure to meet such obligations can result in sanctions.

     Anatel requires us to meet certain quality of service goals under our concessions, including, for example, minimum call completion rates, maximum busy circuit rates, operator availability and responsiveness to repair requests. Failure to meet quality of service obligations can result and has resulted in the imposition of fines by Anatel and other governmental entities. Our ability to meet these goals can be impeded by factors beyond our control and we cannot assure you that we will meet these goals in the future or that we will not be fined in the future.

Our industry is subject to rapid technological changes, which could adversely affect our ability to compete.

     The telecommunications industry is in a period of rapid technological change. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices we can charge for our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. They may consequently reduce the revenues generated by our products and services or require investment in new technology. As a result, our most significant competitors in the future may be new entrants to our markets that would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively.

If we fail to successfully implement our business plan, it could have a material adverse effect on our business.

     Our ability to increase our revenues and maintain our position as a leading Brazilian provider of advanced telecommunications and Internet services will depend in large part on the successful, timely and cost-effective implementation of our business plan.

     Factors that could affect the implementation of our business plan include our ability to:

•	manage adverse regulatory changes;

•	cope with price competition;

•	maintain our access to capital in times of adverse macroeconomic changes;

•	adapt to changes in technology and business models;

•	enter into necessary contracts with third parties;

•	manage costs; and

•	attract and retain highly skilled and qualified personnel.

We are exposed to special risks in connection with our international call services.

     Revenues from international service in part reflect payments under bilateral agreements between us and foreign telecommunications administrations or private carriers, which are influenced by the guidelines of the international tariff and trade regulations and cover virtually all international calls to and from Brazil. Various factors, including unauthorized international traffic (commonly known as bypass), increases in the proportion of outgoing to incoming calls and the levels of settlement prices could affect the amount of net settlement payments from U.S. or other international carriers to us in future years.

Our controlling shareholder may have interests that are different than yours.

     As of December 22, 2004, Telmex owns 90.3% of our common shares. As a result of Telmex’s majority ownership, Telmex is able to elect a substantial majority of the members of our board of directors and has the power to determine the outcome of most actions requiring shareholder approval, including, subject to the requirements of Brazilian law, the payment of dividends and the disposition of assets. We cannot assure you that Telmex will not take actions that are inconsistent with your interests.

     Telmex has indicated that it is considering the possibility of offering us the opportunity to buy certain telecommunications assets that it owns or is in the process of acquiring in Brazil. Although no such transaction has been proposed, the interests of Telmex in such a transaction could conflict in part with our interests and the interests of our other shareholders. The requirements of Brazilian law with respect to a transaction with a controlling shareholder, such as Telmex, permit the transaction to be approved without the consent of other shareholders.

If we acquire Telmex assets in Brazil in the future, our business prospects and our results of operations could be materially affected.

     Although no transaction between us and Telmex involving Telmex assets in Brazil has yet been proposed, if we do acquire these assets, our business prospects, results of operations and future cash requirements could be materially affected.

Telmex has recently purchased a controlling stake in Embratel Holdings.

     On July 23, 2004, Telmex completed its purchase from MCI, Inc. of its 51.8% interest in our voting shares. The sale process gave rise to a number of risks, some of which persist:

•	We have new management, a substantially new board of directors and changes in strategy, some of which are still being developed.

•	The priorities and aims of Telmex may differ from MCI’s, which could among other things, lead to a change in our business plan, dividend policy, management or strategy.

•	Telmex has other telecommunications assets in Latin America and Brazil. This may affect our business.

•	We have not retained certain management and key personnel and have incurred costs in connection with change of control provisions in the contracts with management and other key personnel.

•	The transition of ownership has consumed significant management time and resources.

We are parties to various legal proceedings.

     We are parties to various legal proceedings, some of which involve significant monetary claims for which we have established no reserves. We cannot be certain that these claims will be resolved in our favor. In particular, we are involved in various legal proceedings, including several tax disputes with the Brazilian tax authorities alleging underpayments by us and social security administrative and civil lawsuits for aggregate claims that are substantial. Because we believe the likelihood of an unfavorable outcome in most of these claims is either remote, or merely possible, as of September 30, 2004, we had recorded only R$183 million in reserves, for those disputes for which the likelihood of an unfavorable result is probable. If all or a significant portion of these actions were decided adversely to us, it could have a material adverse impact on our business, financial condition and results of operations. For a detailed discussion of our material legal proceedings, see “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our Form 20-F, Note 21 to our consolidated financial statements and Note 23 to our unaudited condensed consolidated interim financial statements.

We are a highly leveraged company and our substantial debt service obligations could adversely affect our business.

     We are a highly leveraged company, which means that we have a large amount of debt relative to our equity. As of September 30, 2004, we had total outstanding indebtedness of R$3,645.1 million. Our ability to refinance our indebtedness or obtain additional financing may be limited due to our financial covenants as well as prevailing market and economic conditions in Brazil. We must dedicate a substantial portion of our cash flow to service indebtedness, which has the effect of reducing the cash flow available for other purposes, including capital expenditures, acquisitions and distributions to our shareholders. Our indebtedness may also place us at a competitive disadvantage in making acquisitions and strategic investments relative to competitors that are less leveraged or that have greater access to capital resources.

We may not be able to launch our new satellite prior to the end of the useful life of the existing satellite it is designed to replace.

     Our satellite infrastructure consists of four satellites. One of the four satellites, satellite B-1, is nearing the end of its life. In 2002, Star One signed an agreement for construction of the satellite C-1 to replace this satellite. The project is expected to be concluded in 2006. We cannot assure you that the C-1 satellite will be in place prior to the end of the useful life of the B-1 satellite it is designed to replace. Despite our contingency planning, this could hamper our ability to properly serve our satellite customers and increase our costs.

Risks Related to the Preferred Shares, the ADSs and the Common Shares

Upon completion of the offering, you will own a smaller proportional interest in our company if you do not fully exercise your rights.

     If you do not fully exercise your right to purchase new ADSs, preferred shares and common shares you will own a smaller proportional interest in our company at the completion of the offering than you owned prior to the offering. Although we cannot state the amount of this decrease in value because we do not know how many shares will be sold, dilution could be substantial.

Our ADSs generally do not give you voting rights.

     Our American Depositary Shares, or ADSs, represent preferred shares of Embratel Holdings. Under Brazilian law, holders of preferred shares generally do not have the right to vote at our shareholder meetings. Our preferred shares do not entitle the holder to vote at such shareholders’ meetings, except under specific circumstances. See “Item 10. Additional Information—By-laws of Embratel Holdings—Voting Rights” of our Form 20-F for further information on this subject.

Holders of our common shares, preferred shares and ADSs may not receive any dividends, and holders of our common shares are lower in priority of payment of dividends than holders of preferred shares.

     In any particular fiscal year, we may determine not to distribute the minimum dividend amount prescribed by law or the preferred dividend on our preferred shares, if our board of directors determines that such distributions would be inadvisable in view of our financial condition. See “Item 8. Financial Information—Dividends and Dividend Policy” of our Form 20-F.

     In addition, the preferred dividend on our preferred shares has priority over dividends on our common shares, so common shareholders will be paid a dividend only after preferred shareholders have received the preferred dividend.

The protections afforded to minority shareholders in Brazil are different from those in the United States, and may be more difficult to enforce.

     Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, the legal framework with respect to shareholder disputes is less developed under Brazilian law than under U.S. law and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a U.S. company.

ADS holders may not be able to participate in future preemptive rights offerings and as a result may be subject to a dilution of their equity interest.

     In any future preemptive rights offerings, ADS holders may not exercise preemptive rights relating to the preferred shares underlying the ADSs unless a registration statement under the U.S. Securities Act of 1933, or the Securities Act, as amended, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights, and therefore, we cannot assure you that any such registration statement will be filed. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary of the ADSs or, if the preemptive rights cannot be sold, they will be allowed to lapse.

If you exchange ADSs for preferred shares, you risk losing certain foreign currency remittances and Brazilian tax advantages.

     The ADSs benefit from the depositary’s certificate of foreign capital registration, which permits the depositary to convert dividends and other distributions with respect to the preferred shares into foreign currency and remit the proceeds abroad. If you exchange your ADSs for preferred shares, you will be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, you will not be able to remit abroad non-Brazilian currency unless you obtain your own certificate of foreign capital registration or you qualify under Resolution 2,689 of the Central Bank of Brazil dated January 26, 2000, which we refer to hereafter as Resolution 2,689, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration. If you do not qualify under Resolution 2,689, you will generally be subject to less favorable tax treatment on distributions with respect to the preferred shares. We cannot assure you that the depositary’s certificate of registration or any certificate of foreign capital registration obtained by you may not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to your investment in the ADSs will not be imposed in the future. For a more complete description of Brazilian tax regulations, see “Item 10. Additional Information—Taxation—Brazil” of our Form 20-F.

Holders of ADSs may be subject to Brazilian income tax on gains from dispositions of ADSs.

     According to Brazilian Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. If the disposition of assets is interpreted to include a disposition of the ADSs, this tax law could result in the imposition of withholding taxes on a disposition of the ADSs by a non-resident of Brazil to another non-resident of Brazil. Because Brazilian Law No. 10,833 has not yet been the subject of authoritative interpretation, we are unable to predict whether an interpretation applying such tax laws to dispositions of the ADSs between non-residents could ultimately prevail in the courts of Brazil.

     The relative volatility and illiquidity of the Brazilian securities markets may adversely affect you.

     The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. This may substantially limit your ability to sell the preferred shares underlying your ADSs at a price and time at which you wish to do so and may have an indirect impact on the price at which you can sell your ADSs on the New York Stock Exchange. The São Paulo Stock Exchange—BOVESPA, the principal Brazilian stock exchange, had a market capitalization of approximately U.S.$234 billion as of December 31, 2003 and an average daily trading volume of approximately U.S.$818.3 million for 2003. In comparison, the NYSE had a market capitalization of U.S.$17.3 trillion as of December 31, 2003 and an average daily trading volume of approximately U.S.$9.7 trillion for 2003.

     There is also significantly greater concentration in the Brazilian securities market. The top ten stocks in terms of trading volume accounted for approximately 53.6% of all shares traded on the São Paulo Stock Exchange in 2003.

You will be subject to exchange rate and other risks if you participate in this rights offering.

     The ADS subscription price has been set at R$        per ADS but must be paid by ADS holders to the ADS rights agent in U.S. dollars. The U.S. dollar payment of U.S.$          per ADS is the U.S. dollar equivalent of R$        on         , comprised of the ADS subscription price of R$ plus an additional 7% to provide for potential fluctuations in the exchange rate between the real and the U.S. dollar, conversion expenses, ADS issuance fees of the depositary and financial transaction taxes in Brazil.

     The ADS rights agent will make the conversion from U.S. dollars into reais at any commercially reasonable rate in order to pay the subscription price for the preferred share rights underlying the ADS rights. If there is a deficiency in U.S. dollars because the U.S. dollar to real exchange rate at the time of actual conversion is lower than it was at the time of subscription, then the holder will have to pay the amount of any deficiency, including expenses, and will not receive any new ADSs subscribed for until this deficiency is paid.

     An ADS holder must subscribe for any additional ADSs that it wishes to purchase, as a result of an under-subscription of the preferred shares underlying the ADSs in this rights offering, when it subscribes for the ADSs to which it is entitled to subscribe during the initial ADS rights exercise period. The ADS holder must also pay the subscription price for these additional ADSs during the initial ADS rights exercise period. The holder will not know at this time whether any additional ADSs will be available to purchase after the expiration of the initial ADS rights exercise period, and we cannot guarantee that ADS holders will receive any of the additional ADSs for which they subscribe. The U.S. dollar amount that ADS holders pay for these additional ADSs will only be converted into reais after any reoffering round, to the extent preferred shares underlying the ADSs are reoffered to the depositary. Therefore, the U.S. dollar amount that ADS holders pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that those holders pay for the ADSs to which their rights entitle them to purchase in the initial ADS rights exercise period.

     In the event that we cancel this rights offering, ADS holders will be refunded the subscription amount in U.S. dollars, without interest and net of conversion expenses and any financial transaction taxes. In order to refund the subscription amount to ADS holders in U.S. dollars, the ADS rights agent will have to convert the subscription amount each ADS holder paid in U.S. dollars from reais back into U.S. dollars. Consequently, ADS holders would be subject to a significant exchange rate risk in connection with the refund of the subscription amount paid by them. In addition, financial transaction taxes may be assessed both upon the conversion of U.S. dollars into reais and again upon the reconversion of the subscription amount back into U.S. dollars.

     If we do not proceed with this rights offering, trades in the rights that took place prior to cancellation would not be unwound and investors that purchased rights in the market could suffer a corresponding loss.

Risks Related to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business and the market price of the preferred shares.

     The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy and regulations. The government’s actions to control inflation and other policies and regulations have often involved, among other measures, wage and price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition and results of operations may be adversely affected by changes in policy or regulation involving tariffs and exchange controls, as well as factors such as:

•	currency fluctuations;

•	inflation;

•	social instability;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and government efforts to combat inflation could harm our business.

     Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 2,489% in 1993 and 929% in 1994 (as measured by the Índice Nacional de Preços ao Consumidor, or National Consumer Price Index). More recently, Brazil’s rates of inflation were 9.4% in 2001, 14.7% in 2002, 10.4% in 2003 and 4.8% for the first ten months of 2004. Inflation, governmental measures to combat inflation and public speculation about possible future actions have in the past had significant negative effects on the Brazilian economy. If Brazil experiences high inflation in the future, our business could suffer. Inflationary pressures may also hinder our ability to access foreign financial markets or lead to government policies to combat inflation that could harm our business.

Fluctuations in the value of Brazil’s currency against the value of the U.S. dollar may result in uncertainty in the Brazilian economy and the Brazilian securities market, which may adversely affect our financial condition and results of operations.

     As a result of inflationary pressures, the Brazilian currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods, devaluation of the Brazilian currency generally has correlated with the rate of inflation in Brazil, devaluation over shorter periods has resulted in significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. Devaluation of the real and currency instability could adversely affect our ability to meet our foreign currency obligations in the future and could result in a monetary loss relating to this indebtedness. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk” of our Form 20-F for information about our hedging policy.

Restrictions on the movement of capital out of Brazil may hinder your ability to receive dividends and distributions on, and the proceeds of any sale of, the preferred shares.

     The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance.

     Government restrictions on capital outflow may hinder or prevent the custodian of our preferred shares in Brazil, or you if you have exchanged your ADSs for the underlying preferred shares, from converting the proceeds relating to the preferred shares into U.S. dollars and remitting those proceeds abroad. You could be adversely affected by delays in obtaining any required governmental approval for conversion of Brazilian currency payments and remittances abroad in respect of the preferred shares underlying the ADSs. In addition, the Brazilian government may institute a more restrictive exchange control policy in the future. See “Item 10. Additional Information—Taxation—Brazil,” of our Form 20-F.

Developments in other countries may affect the trading prices of our securities and restrict our access to financing at acceptable rates.

     The market value of securities of Brazilian companies is affected to varying degrees by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other emerging market countries may hamper investor enthusiasm for securities of Brazilian issuers, including ours. This could adversely affect the trading prices of our securities, and could also make it more difficult for us to access the capital markets on acceptable terms.

USE OF PROCEEDS

     Assuming all of the common shares and preferred shares, in the form of preferred shares or ADSs, are purchased in the offering, our net proceeds from the offering will be approximately R$1,885.5 million (U.S.$698.6 million). We intend to use the aggregate net proceeds to:

•	Redeem 35%, or U.S.$96.3 million (approximately R$259.9 million), of the aggregate principal amount outstanding under Embratel’s U.S.$275.0 million (approximately R$742.2 million) guaranteed notes due 2008. The guaranteed notes bear interest at 11.0% per annum and mature on December 15, 2008. Under the terms of the guaranteed notes, the redemption price would equal 111% of the principal amount of the notes, which would result in an aggregate redemption payment of U.S.$106.8 million (approximately R$288.3 million) plus accrued interest.

•	Pay short-term debt as it matures. Our short-term debt, which may be repaid with part of the proceeds from the offering or with other funds, includes R$1 billion in commercial paper issued by Embratel in Brazil, maturing in the second quarter of 2005, and U.S.$165.0 million (approximately R$445.3 million) in loans incurred by Embratel, maturing in the fourth quarter of 2005. We have used the proceeds of the short-term commercial paper and loans to pay U.S.$493.0 million (approximately R$1.3 billion) in loans that we had previously refinanced in February 2003 and U.S.$22.9 million (approximately R$61.8 million) in higher cost debt. See “Item 5. Operating and Financial Review and Prospects—Refinancing of Loans Maturing in 2003 and 2004” in our Form 20-F.

•	Fund general working capital needs and capital expenditures. Proceeds may be used for the acquisition of certain assets from Telmex, although no such transaction has been proposed. See our Form 6-K.

DILUTION

     Existing holders of our preferred shares, ADSs and common shares who do not exercise their preferred share rights, ADS rights and common share rights, respectively, in this rights offering will experience significant dilution of their ownership interests. For example, a holder of our preferred shares, ADSs or common shares who held one percent of our capital stock before this rights offering will be reduced to holding      % of our capital stock after the issuance of new preferred shares, including preferred shares underlying ADSs, and new common shares in this rights offering.

CAPITALIZATION

     The following table sets forth our consolidated capitalization under the Brazilian corporate law method (1) as of September 30, 2004, (2) as adjusted to reflect the issuance by Embratel of R$1 billion in short-term commercial paper in Brazil and the incurrence by Embratel of U.S.$165 million in short-term loans during the fourth quarter of 2004 and the application of all of the proceeds of the commercial paper and the short-term loans to repay existing debt, and (3) pro forma to reflect the completion of this rights offering, assuming all of the preferred shares (including preferred shares offered in the form of ADSs) and all of the common shares are subscribed and issued, and the application of some of the proceeds thereof to redeem 35% of the aggregate principal amount outstanding under Embratel’s U.S.$275.0 million guaranteed notes for an aggregate redemption price of U.S.$106.8 million.

	As of September 30, 2004
	Actual				Actual, as adjusted				Pro forma for the rights offering
	(in millions of		(in millions of		(in millions of		(in millions of		(in millions of		(in millions of
	reais)		U.S. dollars)(1)		reais)		U.S. dollars) (1)		reais)		U.S. dollars) (1)
Debt:
Short-term debt (including current portion of long-term debt):
Secured	R$	1,337.6	U.S.$	467.9	R$	—	U.S.$	—	R$	—	U.S.$	—
Unsecured		130.0		45.5		1,946.4		680.9		1,946.4		680.9

Total short-term debt		1,467.6		513.4		1,946.4		680.9		1,946.4		680.9

Long-term debt:
Secured		1,275.5		446.2		111.5		39.0		111.5		39.0
Unsecured		902.0		315.6		1,587.2		555.2		1,311.8		458.9

Total long-term debt		2,177.5		761.8		1,698.7		594.2		1,423.3		497.9

Total debt	R$	3,645.1	U.S.$	1,275.1	R$	3,645.1	U.S.$	1,275.1	R$	3,369.7	U.S.$	1,178.8

Shareholders’ equity:
Total stockholders’ equity		4,738.9		1,657.8		4,738.9		1,657.8		6,739.9		2,357.8

Total capitalization (total long-term debt (excluding current portion) plus shareholders’ equity)	R$	6,916.4	U.S.$	2,419.5	R$	6,437.6	U.S.$	2,252.0	R$	8,163.2	U.S.$	2,855.7

(1)	U.S. dollar amounts are translated from the real amounts, solely for the convenience of the reader, at an exchange rate of R$2.858 per U.S. dollar, the commercial selling rate reported by the Central Bank of Brazil as of September 30, 2004.

EXCHANGE RATES

     There are two principal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

     Most trade and financial foreign-exchange transactions are carried out on the commercial rate exchange market. These transactions include the purchase or sale of shares or the payment of dividends or interest with respect to shares. Foreign currencies may only be purchased through a Brazilian bank authorized to operate in these markets. In both markets, rates are freely negotiated, but may be influenced by Central Bank of Brazil intervention. In 1999, the Central Bank of Brazil placed the commercial exchange market and the floating rate exchange market under identical operational limits, which led to a convergence in the pricing and liquidity of both markets. Since February 1, 1999, the floating market rate has been the same as the commercial market rate. However, there is no guarantee that these rates will continue to be the same in the future. Despite the convergence in the pricing and liquidity of both markets, each market continues to be regulated differently.

     Since 1999, the Central Bank of Brazil has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank of Brazil has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank of Brazil or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate substantially in the future. For more information on these risks, see “Risk Factors—Risks Relating to Brazil.”

     The following table sets forth the commercial selling rate, expressed in reais per U.S. dollar for the periods indicated.

		Average for
Period ended	Period-end	Period		Low	High
December 31, 1999	R$1.789	R$1.851	(1)	R$1.208	R$2.165
December 31, 2000	1.955	1.835	(1)	1.723	1.985
December 31, 2001	2.320	2.353	(1)	1.936	2.801
December 31, 2002	3.533	2.998	(1)	2.270	3.955
December 31, 2003	2.889	3.059	(1)	2.822	3.662
Nine-month period ended September 30, 2004	R$2.859	R$2.974	(1)	R$2.802	R$3.205
Month ended
June 2004	R$3.108	R$3.134	(2)	R$3.103	R$3.165
July 2004	3.027	3.034	(2)	2.994	3.075
August 2004	2.934	2.999	(2)	2.934	3.064
September 2004	2.859	2.897	(2)	2.859	2.936
October 2004	2.857	2.854	(2)	2.824	2.885
November 2004	2.731	2.795	(2)	2.731	2.859

(1)	Average of the rates of each period, using the average of the exchange rates on the last day of each month during each period.

(2)	Average of the lowest and highest rates in the month.

Source: Central Bank of Brazil.

     On December 22, 2004, the commercial selling rate reported by the Central Bank of Brazil was R$2.699 to U.S.$1.00.

MARKET INFORMATION

     The table below sets forth for the periods indicated the high and low sales prices for our ADSs as reported on the New York Stock Exchange.

	U.S. dollars per ADS
	High		Low
1999	U.S.$	27.38	U.S.$	9.13
2000		31.00		11.75
2001		17.63		2.25
2002		4.88		0.40
2003		18.42		4.00
2002
First Quarter		4.88		2.75
Second Quarter		3.41		0.40
Third Quarter		1.00		0.42
Fourth Quarter		1.30		0.45
2003
First Quarter		7.20		4.00
Second Quarter		12.75		5.45
Third Quarter		13.40		8.56
Fourth Quarter		18.42		13.20
2004
First Quarter		17.20		12.30
Second Quarter		16.01		9.73
Third Quarter		13.85		11.07
June 2004		13.83		10.62
July 2004		13.85		12.50
August 2004		13.22		11.07
September 2004		12.73		11.10
October 2004		11.47		8.84
November 2004		11.63		9.05
December 2004 (through December 22, 2004)		11.82		9.61

     On June 16, 2003, we implemented a ratio change of our ADSs solely to comply with the minimum share price (U.S.$1.00) requirement for maintaining its ADS listing on the New York Stock Exchange. The ratio change is in the proportion of one ADS equal to 5,000 preferred shares. There was no change in the underlying preferred shares.

     The table below sets forth for the periods indicated the high and low sales prices for our preferred shares as reported on the São Paulo Stock Exchange.

	Prices per 1,000
	preferred shares
	High		Low
1999	R$	49.00	R$	12.30
2000		53.00		23.50
2001		34.80		6.20
2002		11.38		1.35
2003		10.95		2.87
2002
First Quarter		11.38		7.35
Second Quarter		7.82		1.42
Third Quarter		3.08		1.35
Fourth Quarter		4.49		2.02
2003
First Quarter		4.90		2.86
Second Quarter		7.37		3.56
Third Quarter		7.77		5.21
Fourth Quarter		10.95		7.60
2004
First Quarter		9.84		7.39
Second Quarter		9.18		6.22
Third Quarter		8.45		6.42
June 2004		8.42		6.80
July 2004		8.45		7.55
August 2004		8.01		6.67
September 2004		7.40		6.42
October 2004		6.53		5.06
November 2004		6.46		5.10
December 2004 (through December 22, 2004)		6.43		5.13

     The table below sets forth for the periods indicated the high and low sales prices for our common shares as reported on the São Paulo Stock Exchange.

	Prices per 1,000
	common shares
	High		Low
1999	R$	30.40	R$	6.70
2000		37.00		18.80
2001		27.39		7.10
2002		12.15		1.91
2003		15.58		3.40
2002
First Quarter		12.15		9.25
Second Quarter		9.20		2.72
Third Quarter		3.92		1.91
Fourth Quarter		4.80		2.41
2003
First Quarter		5.23		3.40
Second Quarter		7.98		4.27
Third Quarter		7.47		5.69
Fourth Quarter		15.58		7.02
2004
First Quarter		15.96		11.60
Second Quarter		14.49		12.54
Third Quarter		15.00		13.85
June 2004		14.43		13.81
July 2004		14.49		13.85
August 2004		14.80		14.33
September 2004		15.00		14.70
October 2004		15.13		14.95
November 2004		15.47		15.13
December 2004 (through December 22, 2004)		15.59		10.65

THE RIGHTS OFFERING

General Information

     We are offering up to            preferred shares, in the form of preferred shares or ADSs, and            common shares in a rights offering to our shareholders pursuant to statutory preferential rights under Brazilian law. If all these shares are issued, they will represent a      % increase in the number of outstanding shares of each class.

     If you are a holder of ADSs on      , 2005, which is the ADS record date, you will receive one ADS right for every         ADSs you hold on that date. One ADS right will entitle you to purchase one new ADS at a subscription price of R$         per ADS, payable in U.S. dollars as described below. ADS rights will be assignable and transferable and are expected to trade on the New York Stock Exchange. The Bank of New York, the depositary for the ADSs, will act as ADS rights agent in respect of ADSs rights offered hereby. The ADS right agent will send to each holder of ADSs on the record date a certificate evidencing ADS rights, together with this prospectus and a letter of instructions for exercising ADS rights.

     If you are a holder of preferred shares on      , 2005, which is the share record date, you will receive one preferred share right for every            preferred shares you hold on that date. One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$          per 1,000 shares. Preferred share rights will be assignable and transferable and are expected to trade on the São Paulo Stock Exchange.

     If you are a holder of common shares on      , 2005, which is the share record date, you will receive one common share right for every common shares you hold on that date. One common share right will entitle you to purchase one new common share at a subscription price of R$          per 1,000 shares. Common share rights will be assignable and transferable and are expected to trade on the São Paulo Stock Exchange.

     Preferred shareholders and ADS holders generally will be treated alike in the rights offering, except that:

•	The timing of certain actions and periods will differ for holders of ADS rights and for holders of preferred share rights. In particular, the last date for exercise and payment is earlier for holders of ADS rights and the delivery of the new ADSs is later.

•	Holders of preferred share rights must pay the subscription price in reais, while holders of ADS rights must pay an estimated ADS subscription payment in U.S. dollars under an arrangement with the ADS rights agent. The estimated ADS subscription payment includes an allowance for potential fluctuations between the Brazilian real and the U.S. dollar, conversion expenses, the payment of ADS issuance fees of the depositary and financial transaction taxes in Brazil.

•	Under certain circumstances, holders of preferred shares will be entitled to subscribe for common shares in the reoffering rounds. ADS holders, however, will not be entitled to subscribe for common shares in this rights offering.

•	ADS holders are required to decide whether to participate in the reoffering rounds and to make an estimated ADS payment for any additional ADSs during the initial ADS rights exercise period. At such time, ADS holders will not know if any additional ADSs will be available in reoffering rounds. See the description of the rights offering that follows for more details on the reoffering procedures.

     Reoffering of Unsubscribed Shares

     Any preferred share rights, ADS rights and common share rights that are not exercised in time will expire. Following the expiration of the share rights exercise period, we will reoffer to you any unsubscribed shares at the same price if you exercised your preferred share rights or common share rights and indicated your interest under purchasing additional shares pro rata. The pro rata portion of unsubscribed shares to be allocated to you if you participate in a reoffering will be calculated pursuant to procedures described below under “Offering to Holders of Preferred Shares—Reoffering of Unsubscribed Shares” and “Offering to Holders of Common Shares—Reoffering of Unsubscribed Shares.” To the extent unsubscribed preferred shares are reoffered to the depositary, additional ADSs representing such unsubscribed preferred shares will be allocated to subscribing ADS holders in proportion to the relationship that the number of additional ADSs they have requested in the initial round bears to the additional preferred shares allocated to the depositary.

     We do not expect to conduct more than two reoffering rounds, as recent market practice in Brazil has indicated that it is rarely necessary to conduct more than two reoffering rounds in order to ensure full subscription to a rights offering. However, if any shares remain unsubscribed following the expiration of the second reoffering round, we may conduct additional reoffering rounds until no shares remain unsubscribed, or we may offer any shares that remain unsubscribed in a public auction on the floor of the São Paulo Stock Exchange in which persons other than our shareholders may participate. However, the end of the final exercise period for any additional reoffering rounds or the close of the public auction, as the case may be, will be no later than      , 2005. Shares may not be sold at auction for less than the subscription price at which they were offered to shareholders.

     The procedures for exercising ADS rights, preferred share rights and common share rights and information about the purchase and sale of such rights are summarized below.

Intention of Controlling Shareholder in Rights Offering

     As of December 22, 2004, Telmex owns 90.3% of our common shares. Telmex has indicated that, depending on market conditions, it intends to exercise its right to subscribe fully for all of the common shares to which it is entitled in the rights offering. Telmex has also indicated that, depending on market conditions, it intends to subscribe for any remaining common shares and preferred shares to which it is entitled in the reoffering rounds and may purchase additional shares in any public auction that may be held with respect to the shares that remain unsubscribed after the reoffering rounds. Telmex is not obligated to purchase any shares, and it may determine not to do so.

Offering to ADS Holders

     Summary Timetable

     The summary timetable below lists some important dates relating to the ADS rights offering:

“When-issued” trading of ADS rights expected to commence on the New York Stock Exchange on or about
Trading of ADSs “ex-ADS rights” expected to begin on the New York Stock Exchange on or about
ADS record date—date for determining holders of ADSs receiving ADS rights
ADS rights certificates sent to ADS holders on or about
ADS rights commencement date—beginning of period during which ADS rights holders can subscribe for new ADSs
Trading of ADS rights on a “regular way” basis expected to begin on the New York Stock Exchange
Trading of ADS rights ends on the New York Stock Exchange
ADS rights expiration date—end of period during which ADS rights holders can subscribe for new ADSs, 5:00 p.m. (New York City time)
Initial settlement date—ADS rights agent converts U.S. dollars into reais to pay the subscription price for ADSs purchased in the initial rights offering on or as soon as practicable after
First reoffering settlement date—ADS rights agent converts U.S. dollars into reais to pay the subscription price for additional ADSs purchased in the first reoffering round on or as soon as practicable after

Second reoffering settlement date—ADS rights agent converts U.S. dollars into reais to pay the subscription price for additional ADSs purchased in the second reoffering round on or as soon as practicable after

Completion of additional reoffering rounds or a public auction at the São Paulo Stock Exchange of remaining unsubscribed preferred shares, if necessary, no later than
Meeting of our board of directors to ratify the capital increase and expected issuance of new preferred shares
New preferred shares expected to be deposited with the custodian on or about
ADRs evidencing new ADSs expected to be delivered as soon as practicable after
Trading of new ADSs expected to begin on the New York Stock Exchange on or about

     The following is a summary of the important provisions of the rights agency agreement between us and The Bank of New York, as ADS rights agent, pursuant to which you will receive the right to purchase ADSs. For a complete description of the ADS rights offering, you should read the rights agency agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

     Rights Offering to Holders of ADSs

     If you hold ADSs on the ADS record date, you will receive one ADS right for every            ADSs you hold on that date. One ADS right will entitle you to purchase one new ADS at a subscription price of R$         per ADS, payable in U.S. dollars. However, you must pay the estimated subscription payment of U.S.$  per ADS described below under “—ADS Subscription Price.” You will only receive a whole number of ADS rights. Fractional new ADSs will not be issued and entitlements to new ADSs will be rounded down to the nearest whole number. The ADS rights agent will aggregate and arrange for the sale of any fractional ADS rights (or the underlying preferred share rights) and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to them.

     If you are exercising your ADSs rights, you may subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase. You must subscribe for any additional ADSs when you subscribe for the ADSs to which you are entitled to purchase during the initial ADS rights exercise period. You must also pay the estimated ADS subscription payment for these additional ADSs at this time. You will not know at that time whether any additional ADSs will be available after the expiration of the initial ADS rights exercise period, and we cannot guarantee that you will receive any of the additional ADSs for which you subscribe.

     To the extent unsubscribed preferred shares are reoffered to the depositary after expiration of the share rights exercise period, you will be allocated additional ADSs up to a maximum number equal to the lesser of:

•	the number of additional new ADSs for which you have over-subscribed; and

•	the pro rata amount of the additional new ADSs available based on the percentage of unsubscribed preferred shares allocated to the depositary. See “—Offering to Holders of Preferred Shares—Reoffering of Unsubscribed Shares.”

     If the number of new ADSs available in the reoffering rounds is not sufficient to satisfy your additional subscription in full, the estimated ADS subscription payment related to any additional new ADSs not delivered to you will be returned to you in U.S. dollars without interest. The U.S. dollars that you pay for additional ADSs will only be converted into reais following any reoffering round to the extent preferred shares underlying the ADSs are reoffered to the depositary. Therefore, the U.S. dollar amount that you pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that you pay for ADSs that your rights entitle you to purchase in the initial ADS rights exercise period.

     You may subscribe for all or a portion of the ADSs to which the ADS rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional new ADSs.

     ADS Rights Certificates

     The ADS rights will be evidenced by ADS rights certificates. The ADS rights certificates will initially represent the number of rights corresponding to the number of ADSs registered in the name of the holder to whom such ADS rights certificate is issued, with            ADSs rights being issued for every one ADS held. The ADS rights agent will mail the ADS rights certificates together with a letter of instructions and this prospectus on or about      , 2005 to all holders of record of ADSs.

     The ADS rights will be assignable and transferable and are expected to trade on the New York Stock Exchange.

     ADS Record Date

     The record date for determining the holders of ADSs entitled to receive ADS rights is      , 2005. Only holders of record of ADSs at the close of business (New York City time) on the ADS record date will be entitled to receive ADS rights.

     ADS Rights Exercise Period

     ADS rights may be exercised during the period from      , 2005 through 5:00 p.m. (New York City time) on      , 2005, which is the ADS rights expiration date. If you do not exercise your ADS rights within the ADS rights exercise period, your ADS rights will expire and you will have no further rights.

     ADS Rights Agent

     The Bank of New York, which is the depositary for the ADSs under our deposit agreement, is acting as the ADS rights agent to accept the exercise of the holders’ right to purchase ADSs for the subscription for the new ADSs offered hereby.

     ADS Subscription Price

     The ADS subscription price is R$          per ADS, equivalent to the subscription price per 1,000 preferred shares adjusted to reflect the ratio of 5,000 preferred shares per ADS. You must make the ADS subscription payment in U.S. dollars.

     In order to exercise your ADS rights and to subscribe for any additional ADSs, you must pay the estimated ADS subscription payment of U.S.$         per ADS, which is the ADS subscription price translated into U.S. dollars at the Central Bank of Brazil’s commercial selling rate of R$         = U.S.$1.00 on      , 2005, plus an additional 7%, which represents an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, conversion expenses, the payment of ADS issuance fees of the depositary and financial transaction taxes in Brazil.

     The ADS rights agent will make the conversion from U.S. dollars into reais to pay the subscription price for new ADSs to which you are entitled to subscribe in the initial ADS rights exercise period on or about         , 2005 at any commercially reasonable rate. If there is any excess in U.S. dollars as a result of this conversion, after deducting conversion expenses, ADS issuance fees and financial transaction taxes, the ADS rights agent will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest. After the first reoffering round, the ADS rights agent will make a second conversion of U.S. dollars into reais to pay the subscription price for additional ADSs purchased, which is expected to be on or about         , 2005 and, after conversion expenses, ADS issuance fees and financial transaction taxes, will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest. If there is a second reoffering round, the ADS rights agent will make a third conversion of U.S. dollars into reais after this round to pay the subscription price for any additional ADSs purchased and, after deducting conversion expenses, ADS issuance fees and financial transaction expenses, will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest. After the expiration of the final reoffering round, the ADS rights agent will pay any refund to you at the same time as it delivers the additional ADSs to you. We do not expect to conduct more than two reoffering rounds. However, if we do conduct further reoffering rounds, or if we choose to conduct a public auction, we expect the completion of any further reoffering rounds or the public auction, as the case may be, to be no later than      , 2005.

     In connection with each exchange rate conversion and subscription payment in Brazil, the ADS rights agent will deduct from each subscribing holder’s estimated ADS subscription payment the amount of ADS issuance fees payable to the depositary in respect of new ADSs being subscribed, conversion expenses and the amount of financial transaction taxes payable to the Brazilian government. The ADS issuance fees are up to U.S.$0.05 per new ADS issued, and the financial transaction taxes are approximately 0.38% of the subscription price.

     If your payment is insufficient to pay the actual ADS subscription price in reais plus ADS issuance fees, conversion expenses and financial transaction taxes in respect of the number of new ADSs you are subscribing for and are allocated, the ADS rights agent will pay the deficiency to us on your behalf to the extent the deficiency does not exceed 20% of your payment. You will then have to pay promptly the amount of the difference, including expenses, and will not receive any new ADSs you subscribed for until the ADS rights agent receives your payment. If you do not pay the amount of the deficiency financed by the ADS rights agent by      , 2005, the ADS rights agent may sell enough of your new ADSs to cover the amount of the deficiency. The ADS rights agent would then send you promptly a new ADR representing the remaining new ADS and a check in the amount of any excess proceeds from the sale, net of ADS issuance fees, conversion expenses, financial transaction taxes and sales commissions. If, however, the amount of excess proceeds from the sale of your new ADSs is less than U.S.$5.00, the ADSs rights agent will, after deductions for fees and taxes, plus ADS issuance fees, conversion expenses and financial transaction taxes, aggregate it and pay it to us.

     If the amount of any deficiency in your estimated ADS subscription payment exceeds 20% of the total of the ADS subscription price, conversion expenses, ADS issuance fees and financial transaction taxes in Brazil, then you will receive fewer ADSs than you were entitled to purchase unless you deliver to the ADS rights agent sufficient funds to cover the deficiency prior to the relevant deadline for subscription in the preferred share rights offering. See "—Offering to Holders of Preferred Shares.”

     Procedure for Exercising ADS Rights

     The exercise of ADS rights is irrevocable and may not be cancelled or modified. You may exercise your ADS rights as follows:

     Subscription by DTC Participants. If you hold ADSs through The Depository Trust Company (DTC), you can exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the estimated ADS subscription payment for the new ADSs and to deliver such amount to the ADS rights agent. DTC must receive the subscription instructions and the estimated ADS subscription payment for the new ADSs by the ADS rights expiration date.

     Subscription by Registered ADS Holders. If you are a registered holder of ADSs, you can exercise your ADS rights by delivering to the ADS rights agent a properly completed ADS rights certificate and paying in full the estimated ADS subscription payment for the new ADSs. You may make such payment by certified check, bank draft drawn upon a U.S. bank or postal or express money order payable to “The Bank of New York,” as ADS rights agent.

     The properly completed ADS rights certificate and payment should be delivered to:

By hand or overnight courier:	By mail:
The Bank of New York	The Bank of New York
Tender and Exchange Department	Tender and Exchange Department
101 Barclay Street	P.O. Box 11248
Receive & Deliver, 1E	Church Street Station
New York, New York 10286	New York, New York 10286-1248

For additional information, contact:
The Bank of New York
by telephone: (800) 507-9357

     The ADS rights agent must receive the ADS rights certificates and ADS subscription payment on or before the ADS rights expiration date. Deposit in the mail will not constitute delivery to the ADS rights agent. The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted ADS rights certificate.

     Subscription by Beneficial Owners. If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and to arrange for payment of the estimated ADS subscription payment in U.S. dollars.

     The ADS rights agent will determine all questions about the timeliness, validity, form and eligibility of exercising ADS rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. ADS rights certificates will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent has to notify you of any defect or irregularity in submitting ADS rights certificates. We and the ADS rights agent will not incur any liability for failing to do so.

     You will elect the method of delivering ADS rights certificates and making the subscription payment to the ADS rights agent, and you will bear any risk associated with it. If you send ADS rights certificates or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.

     Purchase and Sale of ADS Rights

     You may exercise, sell or transfer your ADS rights to others. You may buy or sell your ADS rights through banks or brokers. We expect that trading in ADS rights on the New York Stock Exchange will commence on a “when-issued” basis on      , 2005 and on a “regular way” basis on      , 2005, and we expect that trading in ADS rights on the New York Stock Exchange will cease at the close of business on      , 2005.

     If you wish to purchase additional ADS rights, you may wish to contact your broker. If you wish to sell or transfer your ADS rights, you will need to complete the applicable form on the back of the ADS rights certificate, with any required signature guarantees, and deliver it to your commercial bank or broker, if the commercial bank or broker is making the sale, or directly to a third-party transferee.

     ADS Issuance Fee

     Subscribing holders will be charged an ADS issuance fee of up to U.S.$0.05 per new ADS issued, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the estimated ADS subscription payment in respect of each subscription at the time it makes the relevant subscription payment in Brazil.

     Delivery of ADRs

     The depositary will execute and deliver ADRs evidencing new ADSs purchased pursuant to the ADS rights offering as soon as practicable after the receipt of the preferred shares by the depositary’s custodian, which is expected to be on or about      , 2005. See “—Ratification or Cancellation of the Capital Increase.” You will not receive the new ADRs you subscribed for when you exercised your ADS rights until the ADS rights agent has received any shortfall you may owe from payment of the estimated ADS subscription payment. New ADSs will rank equally in all respects with existing ADSs.

Offering to Holders of Preferred Shares

     Summary Timetable

     The timetable lists some important dates relating to the preferred share rights offering:

Board of directors meeting approving the capital increase and the share rights offering
Publication of notice to shareholders in Brazil
Share record date—date for determining holders of preferred shares receiving preferred share rights
Share rights commencement date—beginning of period during which share rights holders can subscribe for new shares
Trading of preferred share rights expected to begin on the São Paulo Stock Exchange
Trading of preferred share rights ends on the São Paulo Stock Exchange
Share rights expiration date—end of period during which preferred share rights holders can subscribe for new preferred shares, 6:00 p.m. (São Paulo time)
Announcement of shares to be available in the first reoffering round
Deadline for preferred shareholders to subscribe for allocated shares in the first reoffering round
Announcement of shares to be available in the second reoffering round
Deadline for preferred shareholders to subscribe for allocated shares in the second reoffering round
Completion of additional reoffering rounds or a public auction at the São Paulo Stock Exchange of remaining unsubscribed shares, if necessary, on or about
Meeting of our board of directors to ratify the capital increase
New preferred shares expected to be delivered on or about
Trading of new preferred shares expected to begin on the São Paulo Stock Exchange on or about

     Rights Offering to Holders of Preferred Shares

     If you hold preferred shares on the share record date, you will receive one preferred share right for every            preferred shares you hold on the share record date. One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$         per 1,000 preferred shares. You will only receive a whole number of preferred share rights.

     If you are exercising your preferred share rights, you may indicate an interest in purchasing additional shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase. Following the expiration of the share rights exercise period, we will reoffer the unsubscribed shares in one or more consecutive reoffering rounds to those holders that indicated an interest in purchasing additional shares according to the procedures described below under “—Reoffering of Unsubscribed Shares.”

     You may subscribe for whole new preferred shares only in multiples of 1,000 preferred shares. We will not issue any fractional new preferred shares.

     Preferred Share Rights

     Preferred share rights will not be evidenced by rights certificates. Preferred share rights will be transferable and are expected to trade on the São Paulo Stock Exchange. Preferred share rights will not be listed on any stock exchange in the United States. If you transfer or sell your preferred share rights, you will have no further rights to purchase new preferred shares in the rights offering with respect to the preferred share rights transferred or sold.

     Share Record Date

     The record date for the determination of preferred shareholders entitled to receive preferred share rights is      , 2005. Only preferred shareholders of record at the close of business (São Paulo time) on the share record date will be entitled to receive preferred share rights.

     Share Rights Exercise Period

     Share rights may be exercised during the period from      , 2005 through 6:00 p.m. (São Paulo time) on      , 2005. Following the share rights expiration date, the preferred share rights will expire and preferred shareholders will have no rights.

     Preferred Share Subscription Price

     The preferred share subscription price for new preferred shares purchased upon the exercise of preferred share rights is R$          per 1,000 preferred shares.

     Procedure for Exercising Preferred Share Rights

     The exercise of preferred share rights is irrevocable and may not be cancelled or modified. You may exercise your preferred share rights by delivering to your broker or custodian a properly completed subscription form and full payment of the preferred share subscription price for the new preferred shares being purchased.

     If you or your custodian fails to exercise your preferred share rights by       , 2005, your rights will lapse and you will have no further rights.

     If you hold the preferred shares through a custodian in Brazil, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

     We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new preferred shares, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. Neither we nor the custodian will incur any liability for failing to do so.

     Purchase and Sale of Preferred Share Rights

     You may exercise, sell or transfer your preferred share rights to others. If you hold shares through CBLC – Companhia Brasileira de Liquidação e Custódia and wish to sell your rights, you should contact your broker. Otherwise, you should request from any branch of Banco Itaú S.A., the depositary of our shares, a rights transfer bulletin (boletim de cessão de direitos) to allow you to transfer your rights.

     Reoffering of Unsubscribed Shares

     Following the share rights expiration date, we will reoffer unsubscribed shares to you in the first reoffering round if you exercised your preferred share rights and indicated an interest in purchasing additional shares in the first reoffering round. You will then have an opportunity to purchase unsubscribed shares up to a maximum number equal to the total number of unsubscribed preferred shares and common shares multiplied by a percentage determined by dividing (1) the number of preferred shares you purchased upon exercise of your preferred share rights by (2) the total number of preferred shares and common shares purchased by all shareholders upon exercise of their right to purchase new shares offered under this rights offering.

     Following the expiration of the first reoffering round, if any shares remain unsubscribed, we will reoffer them to you in a second reoffering round, if you exercised your right to purchase additional shares in the first reoffering round and indicated an interest in purchasing additional shares in the second reoffering round. You will then have the opportunity to purchase additional unsubscribed shares up to a maximum number equal to the total number of unsubscribed preferred shares and common shares multiplied by a percentage determined by dividing (1) the number of shares you purchased upon exercise of your right to purchase additional shares in the first reoffering round by (2) the total number of preferred shares and common shares purchased by all shareholders upon exercise of their right to purchase additional shares in the first reoffering round.

     Before each reoffering round, we will issue a press release announcing the total number of unsubscribed shares that are available in that reoffering round.

     If any shares remain unsubscribed following the expiration of the second reoffering round, we may conduct additional reoffering rounds according to the procedures described above, or we may conduct a public auction at the São Paulo Stock Exchange in accordance with applicable regulations.

     Following the share rights expiration date, we will allocate the unsubscribed shares among those holders that requested shares in the subsequent reoffering rounds and will promptly notify the holders of their reoffering allocations after the end of the exercise period for each reoffering round. If you wish to purchase the shares allocated to you in the reoffering rounds, you must deliver to your broker or custodian a properly completed subscription form and full payment of the share subscription price for the new shares being purchased.

     In exercising its preferred share rights on behalf of exercising holders of ADS rights, the ADS rights agent will indicate interest in the reoffering rounds to the extent the exercising holders of ADS rights subscribed for new ADSs in excess of the number of ADSs that their ADS rights entitled them to purchase. Under the procedures governing the reoffering to exercising holders of preferred share rights, the ADS rights agent will be treated as a single holder of preferred share rights and will accordingly be given an opportunity to purchase reoffered preferred shares. The ADS rights agent will not be offered common shares if such shares are made available to holders of preferred shares during reoffering rounds.

     Delivery of New Shares

     We will issue the new shares following ratification of the capital increase as described below. You should receive delivery of the new shares you subscribed for through a credit of the new shares to your securities custody account. You may not sell or trade the new shares until      , 2005, the date on which the new shares are expected to be listed on the São Paulo Stock Exchange. New preferred shares will rank equally in all respects with existing preferred shares. New common shares will rank equally in all respects with existing common shares.

Offering to Holders of Common Shares

     Summary Timetable

     The timetable lists some important dates relating to the common share rights offering:

Board of directors meeting approving the capital increase and the share rights offering
Publication of notice to shareholders in Brazil
Share record date—date for determining holders of common shares receiving common share rights
Share rights commencement date—beginning of period during which share rights holders can subscribe for new shares
Trading of common share rights expected to begin on the São Paulo Stock Exchange
Trading of common share rights ends on the São Paulo Stock Exchange
Share rights expiration date—end of period during which common share rights holders can subscribe for new common shares, 6:00 p.m. (São Paulo time)
Announcement of shares to be available in the first reoffering round
Deadline for common shareholders to subscribe for allocated shares in the first reoffering round
Announcement of shares to be available in the second reoffering round
Deadline for common shareholders to subscribe for allocated shares in the second reoffering round
Completion of additional reoffering rounds or a public auction at the São Paulo Stock Exchange of remaining unsubscribed shares, if necessary, on or about
Meeting of our board of directors to ratify the capital increase

New common shares expected to be delivered on or about
Trading of new common shares expected to begin on the São Paulo Stock Exchange on or about

     Rights Offering to Holders of Common Shares

     If you hold common shares on the share record date, you will receive one common share right for every            common shares you hold on the share record date. One common share right will entitle you to purchase one new common share at a subscription price of R$         per 1,000 common shares. You will only receive a whole number of common share rights.

     If you are exercising your common share rights, you may indicate an interest in purchasing additional shares in excess of the number of common shares that your common share rights entitle you to purchase. Following the expiration of the share rights exercise period, we will reoffer the unsubscribed shares in one or more consecutive reoffering rounds to those holders that indicated an interest in purchasing additional shares, according to the procedures described below under “—Reoffering of Unsubscribed Shares.”

     You may subscribe for whole new common shares only in multiples of 1,000 common shares. We will not issue any fractional new common shares.

     Common Share Rights

     Common share rights will not be evidenced by rights certificates. Common share rights will be transferable and are expected to trade on the São Paulo Stock Exchange. Common share rights will not be listed on any stock exchange in the United States. If you transfer or sell your common share rights, you will have no further rights to purchase new common shares in the rights offering with respect to the common share rights transferred or sold.

     Share Record Date

     The record date for the determination of common shareholders entitled to receive common share rights is      , 2005. Only common shareholders of record at the close of business (São Paulo time) on the share record date will be entitled to receive common share rights.

     Share Rights Exercise Period

     Share rights may be exercised during the period from      , 2005 through 6:00 p.m. (São Paulo time) on      , 2005. Following the share rights expiration date, the common share rights will expire and common shareholders will have no rights.

     Common Share Subscription Price

     The common share subscription price for new common shares purchased upon the exercise of common share rights is R$          per 1,000 common shares.

     Procedure for Exercising Common Share Rights

     The exercise of common share rights is irrevocable and may not be cancelled or modified. You may exercise your common share rights by delivering to your broker or custodian a properly completed subscription form and full payment of the common share subscription price for the new common shares being purchased.

     If you or your custodian fails to exercise your common share rights by       , 2005, your rights will lapse and you will have no further rights.

     If you hold the common shares through a custodian in Brazil, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

     We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new common shares, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. Neither we nor the custodian will incur any liability for failing to do so.

     Purchase and Sale of Common Share Rights

     You may exercise, sell or transfer your common share rights to others. If you hold shares through CBLC – Companhia Brasileira de Liquidação e Custódia and wish to sell your rights, you should contact your broker. Otherwise, you should request from any branch of Banco Itaú S.A., the depositary of our shares, a rights transfer bulletin (boletim de cessão de direitos) to allow you to transfer your rights.

     Reoffering of Unsubscribed Shares

     Following the share rights expiration date, we will reoffer unsubscribed shares to you in the first reoffering round if you exercised your common share rights and indicated an interest in purchasing additional shares in the first reoffering round. You will then have an opportunity to purchase unsubscribed shares up to a maximum number equal to the total number of unsubscribed preferred shares and common shares multiplied by a percentage determined by dividing (1) the number of common shares you purchased upon exercise of your common share rights by (2) the total number of preferred shares and common shares purchased by all shareholders upon exercise of their right to purchase new shares offered under this rights offering.

     Following the expiration of the first reoffering round, if any shares remain unsubscribed, we will reoffer them to you in a second reoffering round, if you exercised your right to purchase additional shares in the first reoffering round and indicated an interest in purchasing additional shares in the second reoffering round. You will then have the opportunity to purchase additional unsubscribed shares up to a maximum number equal to the total number of unsubscribed common shares and preferred shares multiplied by a percentage determined by dividing (1) the number of shares you purchased upon exercise of your right to purchase additional shares in the first reoffering round by (2) the total number of common shares and preferred shares purchased by all shareholders upon exercise of their right to purchase additional shares in the first reoffering round.

     Before each reoffering round, we will issue a press release announcing the total number of unsubscribed shares that are available in that reoffering round.

     If any shares remain unsubscribed following the expiration of the second reoffering round, we may conduct additional reoffering rounds according to the procedures described above, or we may conduct a public auction at the São Paulo Stock Exchange in accordance with applicable regulations.

     Following the share rights expiration date, we will allocate the unsubscribed shares among those holders that requested shares in the subsequent reoffering rounds and will promptly notify the holders of their reoffering allocations after the end of the exercise period for each reoffering round. If you wish to purchase the shares allocated to you in the reoffering rounds, you must deliver to your broker or custodian a properly completed subscription form and full payment of the share subscription price for the new shares being purchased.

     Delivery of New Shares

     We will issue the new shares following ratification of the capital increase as described below. You should receive delivery of the new shares you subscribed for through a credit of the new shares to your securities custody account. You may not sell or trade the new shares until      , 2005, the date on which the new shares are expected to be listed on the São Paulo Stock Exchange. New common shares will rank equally in all respects with existing common shares. New preferred shares will rank equally in all respects with existing preferred shares.

Ratification or Cancellation of the Capital Increase

     Our board of directors has authorized a capital increase by means of the issuance of new preferred shares and new common shares, representing all the shares being offered in the rights offering. If all the shares being offered are subscribed, we will issue the shares following the ratification of the capital increase by our board of directors at a meeting to be held on     , 2005.

     If any of the shares being offered remain unsubscribed following the initial rights offering, the reoffering and the public auction, our board of directors may elect to cancel the capital increase. If the board of directors elects to proceed with the capital increase notwithstanding that a portion of shares remains unsubscribed, we will be required to offer to all parties that have subscribed for shares an opportunity to withdraw their subscription. We will then issue the shares that remain subscribed following ratification of the capital increase by our board of directors.

     If our board of directors cancels the capital increase, trades in the rights to subscribe for new shares that took place before termination will not be unwound, and investors that purchased rights in the market could suffer a corresponding loss.

TAXATION

U.S. Federal Income Tax Considerations

     The following summary describes the principal U.S. federal income tax consequences of the ownership of our common shares, preferred shares, ADSs representing such preferred shares, common share rights, preferred share rights and ADS rights by U.S. Holders (as defined below) as of the date hereof. Except where noted, it deals only with common shares, preferred shares, ADSs, common share rights, preferred share rights and ADS rights held as capital assets and does not apply to investors subject to special rules, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons holding common shares, preferred shares, ADSs, common share rights, preferred share rights and ADS rights as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of our voting stock, persons liable for alternative minimum tax, investors in pass-through entities or persons whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF HOLDING COMMON SHARES, PREFERRED SHARES, ADSs, COMMON SHARE RIGHTS, PREFERRED SHARE RIGHTS OR ADS RIGHTS, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     As used herein, the term “U.S. Holder” means a beneficial holder of a common share, preferred share, ADS, common share right, preferred share right or ADS right that is a citizen or resident of the United States, a U.S. domestic corporation or otherwise subject to U.S. federal income tax on a net income basis with respect to income from the common shares, preferred shares, ADSs, common share rights, preferred share rights or ADS rights.

     Issuance of Common Share Rights, Preferred Share Rights or ADS Rights

     A U.S. Holder will not be subject to U.S. federal income taxation with respect to the receipt of common share rights, preferred share rights or ADS rights.

     Basis and Holding Period of the Rights and ADS Rights

     Except as provided in the following sentence, the basis of the common share rights, preferred share rights or ADS rights distributed to a U.S. Holder will be zero. However, if either (i) the fair market value of the common share rights, preferred share rights or ADS rights is 15% or more of the fair market value (on the date of distribution) of the common shares, preferred shares or ADSs with respect to which they are distributed or (ii) the U.S. Holder of the common share rights, preferred share rights or ADS rights irrevocably elects, in such holder’s U.S. federal income tax return for the taxable year in which the common share rights, preferred share rights or ADS rights are received, to allocate part of the basis of such common shares, preferred shares or ADSs, then upon exercise or sale of common share rights, preferred share rights or ADS rights the U.S. Holder’s basis in such common shares, preferred shares or ADSs will be allocated between such common shares, preferred shares or ADSs and the common share rights, preferred share rights or ADS rights in proportion to the fair market values of each on the date of distribution of the common share rights, preferred share rights or ADS rights. No basis will be allocated to any such common share rights, preferred share rights or ADS rights that lapse. A U.S. Holder should include its holding period in the common shares, preferred shares or ADSs with respect to which the common share rights, preferred share rights or ADS rights were distributed in determining the holding period of the common share rights, preferred share rights or ADS rights.

     Sale of Common Share Rights, Preferred Share Rights or ADS Rights

     For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss upon the sale or other disposition of common share rights, preferred share rights or ADS rights (including the sale by the ADS rights agent of fractional ADS rights of a U.S. holder) in an amount equal to the difference between the amount realized for the common share rights, preferred share rights or ADS rights (or, in the case of fractional ADS rights, distributions by the depositary with respect to the sale of the underlying rights) and the U.S. Holder’s basis in the common share rights, preferred share rights or ADS rights. Such gain or loss generally will be treated as capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Gain or loss recognized by a U.S. Holder on a sale of common share rights, preferred share rights or ADS rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of a common share right, preferred share right or an ADS right (including the sale by the ADS rights agent of fractional ADS rights) unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

     Expiration of the Common Share Rights, Preferred Share Rights or ADS Rights

     If a U.S. Holder does not exercise its ADS rights prior to the ADS rights expiration date, such U.S. Holder generally will recognize no gain or loss, except to the extent of gains from distributions by the ADS rights agent with respect to the sale of fractional ADS rights. If a U.S. Holder does not exercise common share rights or preferred share rights prior to the share rights expiration date, it will recognize no gain or loss.

     Exercise of the Common Share Rights, Preferred Share Rights or ADS Rights

     U.S. Holders of common share rights, preferred share rights or ADS rights will not recognize any gain or loss upon the exercise of the common share rights, preferred share rights or ADS rights. The basis of common shares, preferred shares or ADSs acquired upon exercise of common share rights, preferred share rights or ADS rights will be equal to the sum of such U.S. Holder’s basis in the common share rights, preferred share rights or ADS rights exercised and the amount paid upon exercise of those common share rights, preferred share rights or ADS rights. The holding period of common shares, preferred shares or ADSs acquired upon exercise of common share rights, preferred share rights or ADS rights will begin on the date such rights are exercised.

     ADSs

     In general, for U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying preferred shares that are represented by such ADSs. Accordingly, deposits or withdrawals of preferred shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

     Taxation of Dividends

     The gross amount of cash dividends that you receive (prior to deduction of Brazilian taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income. Dividends paid in reais will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of your (or, in the case of ADSs, the Depositary’s) receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

     Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009, with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs generally will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend is paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to 2003. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC with respect to 2004 or 2005.

     In addition, the U.S. Department of the Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to treat dividends as qualified for tax reporting purposes. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of ADSs and preferred shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of the considerations discussed above and their own particular circumstances.

     Based on existing guidance, it is not clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares themselves are not listed on a U.S. exchange. Dividends received with respect to common shares will not be qualified dividends.

     Distributions of additional shares in respect of shares of common stock, preferred stock or ADSs that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

     Sale of Common Shares, Preferred Shares or ADSs

     For U.S. federal income tax purposes, gain or loss you realize on the sale or other disposition of shares of common stock, preferred stock or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the shares of common stock, preferred stock or ADSs were held for more than one year. Your ability to offset capital losses against ordinary income is limited. Net long-term capital gain recognized by an individual U.S. holder before January 1, 2009 is generally subject to taxation at a maximum rate of 15%.

     Information Reporting and Backup Withholding

     Payments in respect of the shares of common stock, preferred stock or ADSs that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Brazilian Tax Considerations

     The following discussion summarizes the main tax consequences of acquisition, ownership and disposition of shares or ADSs and share rights or ADS rights by a holder that is not domiciled in Brazil for purposes of Brazilian taxation and, in the case of a holder of shares, that has registered its investment in shares with the Central Bank of Brazil as U.S. dollar investment (in each case, a “non-Brazilian holder”). The consequences listed below refer to current Brazilian law and may not be applicable to all non-Brazilian investors. Investors should consult their tax advisors regarding the acquisition, ownership and disposition of shares or ADSs and share rights or ADS rights.

     Rights and ADS Rights

     A pro rata distribution of rights to subscribe for shares or ADSs to non-Brazilian holders is not considered taxable event under Brazilian law. Thus, the grant of share rights or ADSs rights to a non-Brazilian holder will not be subject to Brazilian tax, and the exercise of rights and ADS rights or the lapse of rights and ADS rights will not be considered taxable events.

     Taxation of Distribution in Respect of Shares

     Dividends, including dividends paid in kind (1) to the Depositary in respect of the preferred shares underlying the ADSs or (2) to a non-Brazilian holder in respect of shares will generally not be subject to Brazilian withholding tax in the case of distributions of profits earned on or after January 1, 1996.

     In accordance with Law n. 9,249, dated December 26, 1995, Brazilian corporations may make payments to shareholders characterized as distributions of interest on capital (Juros sobre Capital Próprio). Such interest is limited to the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank of Brazil on a quarterly basis, and cannot exceed the greater of (1) 50% of the net income (before taking such distribution and any deductions for income taxes into account) for the period in respect of which the payment is made or (2) 50% of retained earnings.

     Distributions of interest on capital (Juros sobre Capital Próprio) paid to shareholders who are either Brazilian residents or non-Brazilian residents, including holders of ADSs, are subject to Brazilian withholding tax at the rate of 15% (except for interest due to the federal government, which is exempt from tax withholding, and interest due to non-Brazilian holders of ADSs or shares who reside in a tax haven, which is subject to a 25% withholding tax, as described below) and we shall be able to deduct such amount for purposes of the Corporate Income Tax, or IRPJ, and Social Contribution on Profit, or CSLL (both of which are levied on our profits), as long as the payment of a distribution of interest is approved in our annual shareholders’ meeting. Our board of directors will determine the amount of distributions of interest on capital. No assurance can be given that our board of directors will not determine that future distributions of profits will be made by means of interest on capital instead of by means of dividends. Under Brazilian law regulations, the amount paid to shareholders as interest on capital (net of any withholding tax) may be treated as payment in lieu of or as part of the Mandatory Dividend and Preferred Dividend. In addition, any Brazilian corporation distributing interest on capital is obligated to distribute to shareholders an amount sufficient to ensure that the net amount received (after payment of withholding taxes) is at least equal to the Mandatory Dividend.

     Distribution of interest on capital in respect of shares, including holders of ADSs, may be converted into U.S. dollars and remitted outside of Brazil to U.S. holders, subject to relevant exchange restrictions.

     Taxation of Gains

     Gains realized outside Brazil by a non-Brazilian holder on the disposition of ADSs to another non–Brazilian holder are normally not subject to Brazilian tax.

     According to Law n. 10,833, dated December 29, 2003, gains earned derived from the disposition of assets located in Brazil by non-residents to another non-resident may become subject to taxation in Brazil. We believe that the ADSs do not fall within the definition of assets located in Brazil for purposes of this rule.

Deposit and Withdrawal of Preferred Shares in Exchange for ADSs.

     The deposit or withdrawal of preferred shares in exchange for the ADSs is not subject to Brazilian tax, unless the amount previously registered as a foreign investment in preferred shares is lower than the product of the total number of shares deposited at the date of the deposit and either (1) the average price of a preferred share on such date, or (2) if no preferred shares were traded on that date, the average price of stock on the Brazilian stock exchange on which the greatest number of preferred shares were traded in fifteen trading sessions immediately preceding such deposit. In that case, the difference between such average price and the amount previously registered as a foreign investment in preferred shares will be the amount subject to Brazilian tax. On receipt of the underlying preferred shares, a non-Brazilian holder who qualifies under the Annex IV Regulations will be entitled to register the U.S. dollar value of such shares with the Central Bank of Brazil.

Gains on Redemption of Shares / Gains on Sale or Disposition of Share Rights and Shares in Brazil

     Non-Brazilian holders are normally not subject to tax in Brazil on gains realized on sales of shares that occur abroad or on the proceeds of a redemption of, or a liquidating distribution with respect to, shares. As a general rule, non-Brazilian holders are subject to a withholding tax imposed at a rate of 20% on gains realized on sales or exchanges of shares that occur in Brazil or with a resident of Brazil outside of a Brazilian stock exchange.

     Such general rule is not applied, however, if the sales are (1) made by non-Brazilian holders within five business days of the withdrawal of the shares in exchange for ADSs, and the proceeds thereof are remitted abroad within such five-day period; (2) made under the Annex IV Regulations by certain qualified non-Brazilian institutional holders who register with the CVM; or (3) made by investors under Resolution 2,689. Gains realized from transactions on a Brazilian stock exchange by certain qualified non-Brazilian investors under the Annex IV Regulations or Resolution 2,689 are not subject to Brazilian tax.

     However, pursuant to Law n. 9,959 enacted on January 27, 2000, preferential tax treatment of ADSs, Annex IV transactions and foreign investors under Resolution 2,689 is not applicable to transactions occurring on or after January 1, 2000, if the non-Brazilian holder of ADSs or shares resides in a tax haven (defined as a jurisdiction that does not impose income tax at a rate of at least 20%).

     The gain realized is the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost, measured in Brazilian currency without any adjustment for inflation, of the shares sold. The gain realized as a result of a transaction with respect to shares registered as an investment with the Central Bank of Brazil (and not subject to the Annex IV Regulations) will be calculated based on the foreign currency amount registered with the Central Bank of Brazil. There can be no assurance that the current preferential treatment for holders of ADSs and non-Brazilian holders of shares under the Annex IV Regulations and Resolution 2,689 will not be changed. Reductions in the tax rate provided for by Brazil’s tax treaties do not apply to tax on gains realized on sales or exchanges of shares.

     Any exercise of preemptive rights relating to shares or ADSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to the shares by the Depositary on behalf of holders of ADSs will be subject to the same rules of taxation applicable to the sale or assignment of shares.

     Other Brazilian Taxes

     No Brazilian federal inheritance gift or succession taxes are applicable to the ownership, sale or disposition of share rights, ADS rights, shares or ADSs by a non-Brazilian holder, except for gift and inheritance taxes which are levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant State to individuals or entities that are resident or domiciled within such State in Brazil.

     There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of shares or ADSs.

     Pursuant to Decree 4,494, dated December 3, 2002, a financial tax, or the IOF, may be imposed on the conversion into Brazilian currency of the proceeds of a foreign investment in Brazil (including investments in preferred shares and ADSs and investments made under the Annex IV Regulations) and may also be imposed upon the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate is currently 0%. Although the Minister of Finance has the legal power to increase the rate to a maximum of 25%, any such increase will be applicable only to transactions occurring after such increase becomes effective.

     With respect to share rights, ADS rights, shares and ADSs, the IOF is currently set at 0%. The Minister of Finance, however, has the legal authority to increase the rate to a maximum of 1.5% of the amount of the taxed transaction for each day of the investor’s holding period and only on a prospective basis.

     The temporary contributions on financial transactions (“CPMF Tax”) will not affect non-resident investors, unless the investor has a bank account in Brazil. Transactions made through a stock market are exempt of CPMF Tax. The responsibility for the collection of the CPMF Tax lies with the financial institution that carries out the relevant financial transaction. Additionally, when the non-Brazilian holder transfers the proceeds from the sale or assignment of shares by an exchange transaction, the CPMF Tax is levied on the amount to be remitted abroad in Brazilian reais. The final term for the CPMF, which is currently imposed at a rate of 0.38%, is scheduled for December 31, 2007.

DESCRIPTION OF CAPITAL STOCK

General

     We are a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil and registered with the CVM under No. 01764-7. Assuming all of the shares offered under the proposed capital increase are sold, at the closing of the capital increase our capital structure will consist of            common shares and            preferred shares, all without par value.

Issued Share Capital

     As of September 30, 2004 and as of December 13, 2004, our capital stock was R$2,273,913,387.00, represented by 334,399,027,592 shares, 124,369,030,532 of which were common shares and 210,029,997,060 of which were preferred shares, all with no par value. All of these shares have been fully subscribed and paid in. Our by-laws authorize our board of directors to issue up to 700,000,000,000 shares, common or preferred, without seeking specific shareholder approval. Our board of directors has called an Extraordinary Shareholders’ Meeting for January 5, 2005 to approve an increase in the limit of our authorized capital to 1,000,000,000,000 shares.

     As of September 30, 2004, we held 1,607,870,557 of our preferred shares, or the equivalent to approximately 0.8% of all preferred shares outstanding, in our treasury. As of September 30, 2004, our preferred and common shares had a book value of R$14.24 per 1,000 shares. As of December 13, 2004, we held 1,446,062,847 of our preferred shares, or the equivalent to approximately 0.7% of all preferred shares outstanding, in our treasury.

History of Share Capital

     On June 16, 2003, we implemented a ratio change of our ADSs solely to comply with the minimum share price (U.S.$1.00) requirement for maintaining its ADS listing on the New York Stock Exchange. The ratio change is in the proportion of one ADS equal to 5,000 preferred shares. There was no change in the underlying preferred shares.

Dividend Rights

     See “Item 8. Financial Information—Distribution Policy and Dividends” in our Form 20-F for information on dividends.

VALIDITY OF SECURITIES

     The validity of the preferred shares and common shares offered and sold in this offering will be passed upon by Xavier, Bernardes & Bragança, Sociedade de Advogados, our Brazilian counsel.

EXPERTS

     The consolidated financial statements of Embratel and Embratel Holdings as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this registration statement, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of Brazil. Substantially all of our assets are located outside the United States. All of our directors and officers and certain advisors named herein reside in Brazil or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by our Brazilian counsel, Xavier, Bernardes & Bragança, Sociedade de Advogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against us or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. That confirmation will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted,

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law,

•	is not subject to appeal,

•	is for the payment of a sum certain,

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

     We cannot assure you that the confirmation process described above will be conducted in a timely manner or that Brazilian courts would enforce a monetary judgment for violation of the United States securities laws with respect to the ADSs and the preferred shares represented thereby.

     We have been further advised by our Brazilian counsel that:

•	original actions against us, our directors, our executive officers and the advisors named herein based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the advisors named in this prospectus; and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of ours is limited by provisions of Brazilian law.

     A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments that have been duly confirmed by the Brazilian Federal Supreme Court.

EXPENSES OF THE OFFERING

     The table on the following page sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	U.S.$	21,000
Legal fees and expenses		500,000
Accounting fees and expenses		116,000
Printing, publication and mailing expenses		200,000
Miscellaneous		530,000

Total	U.S.$	1,367,000

Preferred Shares

in the form of Preferred Shares
or American Depositary Shares
and

Common Shares

EMBRATEL PARTICIPAÇÕES S.A.

PROSPECTUS

, 2005

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The preferred shares, ADSs and common shares are being sold only in jurisdictions where sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of ADSs, preferred shares or common shares.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrant’s directors and officers and certain of its controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 9. Exhibits

     The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Ex. No.	Description
4.1	Bylaws of Embratel Participações S.A., dated December 30, 2002, together with an English translation (incorporated by reference to Exhibits 1.1 and 1.2 to Embratel Participações S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on June 27, 2003 (File No. 1-14499)).

4.2	Form of Deposit Agreement (including the form of American Depositary Receipt), dated as of , 2003 among Embratel Participações S.A., the Bank of New York, as Depositary, and Holders and Beneficial Owners of American Depository Receipts (incorporated by reference to Exhibit 1 to Post Effective Amendment No. 1 to the Registration Statement of Embratel Participações S.A. on Form F-6, filed on June 6, 2003 (File No. 333-9472)).

4.3	Form of Rights Agency Agreement between Embratel Participações S.A. and The Bank of New York, as rights agent, including form of ADS rights certificate.

5.1	Opinion of Xavier, Bernardes & Bragança, Sociedade de Advogados, Brazilian counsel to Embratel Participações S.A.

23.1	Consent of Deloitte Touche Tohmatsu with respect to the financial statements of Embratel Participações S.A.

23.2	Consent of Xavier, Bernardes & Bragança, Sociedade de Advogados, Brazilian counsel to Embratel Participações S.A. (see Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included in the signature page hereto).

Item 10. Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Embratel Participações S.A., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rio de Janeiro, Brazil on December 23, 2004.

EMBRATEL PARTICIPAÇÕES S.A.

By:	/s/ Isaac Berensztejn

Isaac Berensztejn
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Isaac Berensztejn his true and lawful attorney-in-fact, for him or her and in his or her name, place and stead, to sign any or all amendments (including post-effective amendments) to this registration statement and to cause the same to be filed, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on dates indicated.

SIGNATURE	TITLE	DATE
/s/ Carlos Henrique Moreira Carlos Henrique Moreira	Chief Executive Officer and Chairman of the Board of Directors	December 23, 2004

/s/ Isaac Berensztejn Isaac Berensztejn	Chief Financial Officer, Vice President and Investor Relations Officer	December 23, 2004

/s/ Eraldo Soares Peçanha Eraldo Soares Peçanha	Controller	December 23, 2004

Dilio Sergio Penedo	Director	, 2004

/s/ Maria Silvia Bastos Marques Maria Silvia Bastos Marques	Director	December 23, 2004

SIGNATURE	TITLE	DATE
/s/ Alberto de Orleans e Bragança Alberto de Orleans e Bragança	Director	December 23, 2004

/s/ Joel Korn Joel Korn	Director	December 23, 2004

Oscar Von Hauske Solis	Director	, 2004

SIGNATURE OF AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Embratel Participações S.A. in the United States, has signed this registration statement or amendment in the City of Newark, Delaware, on December 23, 2004.

By:	/s/ Donald J. Puglisi

Donald J. Puglisi

Exhibit Index

Exhibit No.	Description
4.1	Bylaws of Embratel Participações S.A., dated December 30, 2002, together with an English translation (incorporated by reference to Exhibits 1.1 and 1.2 to Embratel Participações S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on June 27, 2003 (File No. 1-14499)).

4.2	Form of Deposit Agreement (including the form of American Depositary Receipt), dated as of , 2003 among Embratel Participações S.A., the Bank of New York, as Depositary, and Holders and Beneficial Owners of American Depository Receipts (incorporated by reference to Exhibit 1 to Post Effective Amendment No. 1 to the Registration Statement of Embratel Participações S.A. on Form F-6, filed on June 6, 2003 (File No. 333-9472)).

4.3	Form of Rights Agency Agreement between Embratel Participações S.A. and The Bank of New York, as rights agent, including form of ADS rights certificate.

5.1	Opinion of Xavier, Bernardes & Bragança, Sociedade de Advogados, Brazilian counsel to Embratel Participações S.A.

23.1	Consent of Deloitte Touche Tohmatsu with respect to the financial statements of Embratel Participações S.A.

23.2	Consent of Xavier, Bernardes & Bragança, Sociedade de Advogados, Brazilian counsel to Embratel Participações S.A. (see Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included in the signature page hereto).